Filed Pursuant to Rule 424(b)(3)
Registration No. 333-162507

PROSPECTUS

10,965,791 Shares
Common Stock

This prospectus relates to the resale of 10,965,791 shares of our common stock, by the selling stockholders identified in the selling stockholders tables beginning on page 37 of this prospectus (“Selling Stockholders”). We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is not presently traded on any market or exchange.  On September 18, 2009, our common shares began quotation on the National Association of Securities Dealers OTC Bulletin Board (“OTCBB”) under the trading symbol of GNSZ.  As of the date of this prospectus, the trading in our common shares is limited and accordingly, no public market exists.  The Selling Stockholders may sell their shares at a price of $1.50 per share or at prevailing market prices or privately negotiated prices.  Thereafter, the Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange in which a market develops or trading facility on which the shares are traded or in private transactions.

Our principal executive offices are located at  2511 N Loop 1604 W, Suite 204, San Antonio, Texas, 78258, telephone number 210-479-8112.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 27, 2009.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

We urge you to read this entire prospectus carefully, including the” Risk Factors” section and the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2009 as well as all subsequent Quarterly Reports on Form 10-Q.  As used in this prospectus, unless context otherwise requires, the words “we,” “us,”“our,” “the Company” and “GenSpera” refer to GenSpera, Inc.  Also, any reference to “common shares” or “common stock” refers to our $.0001 par value common stock.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe are appropriate in the circumstances. You can generally identify forward looking statements through words and phrases such as “believe”, “expect”, “seek”, “estimate”, “anticipate”, “intend”, “plan”, “budget”, “project”, “may likely result”, “may be”, “may continue”   and other similar expressions.

When reading any forward-looking statement you should remain mindful that actual results or developments may vary substantially from those expected as expressed in, or implied by, such statement for a number of reasons or factors, including but not limited to:

•	our research and development activities, the development of a viable product, and the speed with which regulatory authorizations and product launches may be achieved;

•	whether or not a market for our product develops and, if a market develops, the rate at which it develops;

•	our ability to sell our products;

•	our ability to attract and retain qualified personnel to implement our business plan and growth strategies;

•	our ability to license or develop sales, marketing, and distribution capabilities;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate growth strategies; and

•	other risks and uncertainties discussed in greater detail in the section captioned “Risk Factors”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose your entire investment.

Risks Relating to Our Stage of Development

As a result of our limited operating history, you cannot rely upon our historical performance to make an investment decision.

Since inception in 2003 and through June 30, 2009 we have raised approximately $6,170,000 in capital.  During this same period, we have recorded accumulated losses totaling $7,590,844. As of June 30, 2009, we had working capital of $1,750,163 and a deficiency in stockholders’ equity of $186,364. Our net losses for the two most recent fiscal years ended December 31, 2007 and 2008 have been $691,199 and $3,326,261, respectively. Since inception, we have generated no revenue.

Our limited operating history means that there is a high degree of uncertainty in our ability to: (i) develop and commercialize our technologies and proposed products; (ii) obtain approval from the U.S. Food and Drug Administration (“FDA”); (iii) achieve market acceptance of our proposed product, if developed; (iv) respond to competition; or (v) operate the business, as management has not previously undertaken such actions as a company. No assurances can be given as to exactly when, if at all, we will be able to fully develop, commercialize, market, sell and derive material revenues from our proposed products in development.

We will need to raise additional capital to continue operations.

We currently generate no cash. We have relied entirely on external financing to fund operations. Such financing has historically come from the sale of common stock to third parties, loans from our Chief Executive Officer and the exercise of warrants/options. We have expended and will continue to expend substantial amounts of cash in the development, pre-clinical and clinical testing of our proposed products. We will require additional cash to conduct drug development, establish and conduct pre-clinical and clinical trials, support commercial-scale manufacturing arrangements and provide for the marketing and distribution of our products if developed. We anticipate that we will require an additional $7 million to take our lead drug through Phase II clinical evaluation, which is currently anticipated to occur in the fourth quarter of 2011.

From June through September of 2009, we raised an aggregate of approximately $3,278,000 from the private placement of our securities.  We anticipate that our cash as of September 30, 2009, and will be sufficient to satisfy contemplated cash requirements through October of 2010, assuming we do not engage in an extraordinary transaction or otherwise face unexpected events or contingencies, any of which could affect cash requirements. As of September 30, 2009, we had cash on hand of approximately $2,614,000  Presently, the Company has an average monthly cash burn rate of approximately $195,000.  We expect this average monthly cash burn rate to remain constant over the next thirteen months, assuming we do not engage in an extraordinary transaction or otherwise face unexpected events or contingencies.  Accordingly, we will need to raise additional capital to fund anticipated operating expenses after October of 2010. In the event we are not able to secure financing, we may have to delay, reduce the scope of or eliminate one or more of our research, development or commercialization programs or product launches or marketing efforts.  Any such change may materially harm our business, financial condition and operations.

Our long term capital requirements are expected to depend on many factors, including:

•	our development programs;

•	the progress and costs of pre-clinical studies and clinical trials;

•	the time and costs involved in obtaining regulatory clearance;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	the costs of developing sales, marketing and distribution channels and our ability to sell our products;

•	competing technological and market developments;

•	market acceptance of our proposed products, if developed;

•	the costs for recruiting and retaining employees, consultants and professionals; and

•	the costs for educating and training physicians about our products.

We cannot assure you that financing whether from external sources or related parties, will be available if needed or on favorable terms. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund operations and planned growth, develop or enhance our technologies, take advantage of business opportunities or respond to competitive market pressures.

Raising needed capital may be difficult as a result of our limited operating history.

When making investment decisions, investors typically look at a company’s historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our limited operating history makes such evaluation and an estimation of our future performance substantially more difficult. As a result, investors may be unwilling to invest in us or such investment may be on terms or conditions which are not acceptable. If we are unable to secure such additional finance, we may need to cease operations.

Our independent auditors have issued a qualified report for the year ended December 31, 2008 with respect to our ability to continue as a going concern.

For the year ended December 31, 2008, our independent auditor issued a report relating to our audited financial statements which contains a qualification with respect to our ability to continue as a going concern because, among other things, our ability to continue as a going concern is dependent upon our ability to develop a product and generate profits from operations in the future or to obtain the necessary financing to meet our obligations and repay our liabilities when they come due. However, during 2009 we have raised approximately $4,028,000 through our private placements and we expect that our cash on hand at September 30, 2009 will be sufficient to fund operations through October of 2010.

We may not be able to commercially develop our technologies.

We have concentrated our research and development on our drug technologies.  Our ability to generate revenue and operate profitably will depend on our being able to develop these technologies for human applications. Our technologies are primarily directed toward the development of cancer therapeutic agents. We cannot guarantee that the results obtained in pre-clinical and clinical evaluation of our therapeutic agents will be sufficient to warrant approval by the U.S. Food and Drug Administration (“FDA”). Even if our therapeutic agents are approved for use by the FDA, there is no guarantee that they will exhibit an enhanced efficacy relative to competing therapeutic modalities such that they will be adopted by the medical community. Without significant adoption by the medical community, our agents will have limited commercial potential which will likely result in the loss of your entire investment.

Inability to complete pre-clinical and clinical testing and trials will impair our viability.

On September 4, 2009, we received approval from the FDA for our first Investigational New Drug application (“IND”) in order to commence clinical trials.  Although we have received approval from the FDA to commence trials, the outcome of the trials is uncertain and, if we are unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, we will be unable to commercialize our proposed products. No assurances can be given that the clinical trials will be successful. The failure of such trials could delay or prevent regulatory approval and could harm our ability to generate revenues, operate profitably or remain a viable business.

Future financing will result in dilution to existing stockholders.

We will require additional financing in the future. We are authorized to issue 80 million shares of common stock and 10 million shares of preferred stock. Such securities may be issued without the approval or consent of our stockholders. The issuance of our equity securities in connection with a future financing will result in a decrease of our current stockholders’ percentage ownership.

Risks Relating to Intellectual Property and Government Regulation

We may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for patents, as the foundation of our business. Our intellectual property rights may come under challenge.  No assurances can be given that, even if issued, our patents will survive claims alleging invalidity or infringement on other patents. The viability of our business will suffer if such patent protection becomes limited or is eliminated.

 We may not be able to adequately protect our intellectual property.

Considerable research with regard to our technologies has been performed in countries outside of the United States. The laws protecting intellectual property in some of those countries may not provide protection for our trade secrets and intellectual property.  If our trade secrets or intellectual property are misappropriated in those countries, we may be without adequate remedies to address the issue. At present, we are not aware of any infringement of our intellectual property. In addition to our patents, we rely on confidentiality and assignment of invention agreements to protect our intellectual property. These agreements provide for contractual remedies in the event of misappropriation.  We do not know to what extent, if any, these agreements and any remedies for their breach will be enforced by a court. In the event our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects will greatly diminish.

Our proposed products may not receive FDA approval.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product.  On September 4, 2009, we received approval from the FDA for our first IND in order to commence clinical trials.   We cannot assure you that we will successfully complete any clinical trials in connection with any such IND application.  Further, we cannot yet accurately predict when we might first submit any product license application for FDA approval or whether any such product license application would be granted on a timely basis, if at all.   Any delay in obtaining, or failure to obtain, such approvals could have a materially adverse effect on the commercialization of our products and the viability of the company.

Risks Relating to Competition

Our competitors have significantly greater experience and financial resources.

We compete against numerous companies, many of which have substantially greater financial and other resources than us. Several such enterprises have research programs and/or efforts to treat the same diseases we target. Companies such as Merck, Ipsen and Diatos, as well as others, have substantially greater resources and experience than we do and are situated to compete with us effectively.  As a result, our competitors may bring competing products to market that would result in a decrease in demand for our product, if developed, which could have a materially adverse effect on the viability of the company.

Risks Relating to Reliance on Third Parties

We intend to rely exclusively upon the third-party FDA-approved manufacturers and suppliers for our products.

We currently have no internal manufacturing capability, and will rely exclusively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers. Should we be forced to manufacture our products, we cannot give you any assurance that we will be able to develop internal manufacturing capabilities or procure third party suppliers. In the event we seek third party suppliers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event would materially impact our prospects and could delay the development and sale of our products. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

General Risks Relating to Our Business

We depend on Craig A. Dionne, PhD, our Chief Executive Officer, and Russell Richerson PhD, our Chief Operating Officer, for our continued operations.

The loss of Craig A. Dionne, PhD, our Chief Executive Officer, or Russell Richerson, PhD, our Chief Operating Officer, would be detrimental to us. We currently maintain a one million dollar “key person” life insurance policy on the life of Dr. Dionne but do not maintain a policy on Dr. Richerson. Our prospects and operations will be significantly hindered upon the death or incapacity of either of these key individuals.

We will require additional personnel to execute our business plan.

Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management. There is intense competition for qualified personnel in such areas.  There can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business.

Our business is dependent upon securing sufficient quantities of a natural product that currently grows in very specific locations outside of the United States.

The therapeutic component of our products, including our lead compound G-202, is referred to as 12ADT. 12ADT functions by dramatically raising the levels of calcium inside cells, which leads to cell death. 12ADT is derived from a material called thapsigargin. Thapsigargin is derived from the seeds of a plant referred to as Thapsia garganica which grows along the coastal regions of the Mediterranean. We currently secure the seeds from Thapsibiza, SL, a third party supplier. There can be no assurances that the countries from which we can secure Thapsia garganica will continue to allow Thapsibiza, SL to collect such seeds and/or to do so and export the seeds derived from  Thapsia garganica   to the United States. In the event we are no longer able to import these seeds, we will not be able to produce our proposed drug and our business will be adversely affected.

The current manufacturing process of G-202 requires acetonitrile.

The current manufacturing process for G-202 requires the common solvent acetonitrile. Beginning in late 2008, there has been a worldwide shortage of acetonitrile for a variety of reasons, and this shortage is predicted to last at least until the end of 2009 and possibly into future years. We have also observed that the available supply of acetonitrile is of variable quality, some of which is not suitable for our purposes.  If we are unable to successfully change our manufacturing methods to avoid the reliance upon acetonitrile, we may incur prolonged production timelines and increased production costs. In an extreme case this situation could adversely affect our ability to manufacture G-202 altogether, thus significantly impacting our future operations.

In order to secure market share and generate revenues, our proposed products must be accepted by the health care community.

Our proposed products, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize them. We are attempting to develop products that will likely be first approved for marketing in late stage cancer where there is no truly effective standard of care. If approved for use in late stage, the drugs will then be evaluated in earlier stage where they would represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. It is too early in the development cycle of the drugs for us to accurately predict our major competitors.  Nonetheless, the degree of market acceptance of any of our developed products will depend on a number of factors, including:

•	our demonstration to the medical community of the clinical efficacy and safety of our proposed products;

•	our ability to create products that are superior to alternatives currently on the market;

•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

•	the reimbursement policies of government and third-party payors.

If the health care community does not accept our products for any of the foregoing reasons, or for any other reason, our business will be materially harmed.

We may be required to secure land for cultivation and harvesting of Thapsia garganica.

We believe that we can satisfy our needs for clinical development of G-202 through completion of Phase III clinical studies from Thapsia garganica that grows naturally in the wild.  In the event G-202 is approved for commercial marketing, our current supply of Thapsia garganica may not be sufficient for the anticipated demand.  We estimate that in order to secure sufficient quantities of Thapsia garganica for the commercialization of a product comprising G-202, we will need to secure approximately 100 acres of land to cultivate and grow Thapsia garganica.   We anticipate the cost to lease such land would be $40,000 per year but have not yet fully assessed what other costs would be associated with a full-scale farming operation. There can be no assurances that we can secure such acreage, or that even if we are able to do so, that we could adequately grow sufficient quantities of Thapsia garganica to satisfy any commercial objectives that involve G-202. Our inability to secure adequate seeds will result in us not being able to develop and manufacture our proposed drug and will adversely impact our business.

Thapsia garganica and Thapsigargin can cause severe skin irritation.

It has been known for centuries that the plant Thapsia garganica can cause severe skin irritation when contact is made between the plant and the skin.  In 1978, thapsigargin was determined to be the skin-irritating component of the plant Thapsia garganica. The therapeutic component of our products, including our lead product G-202, is derived from thapsigargin. We obtain thapsigargin from the above-ground seeds of Thapsia garganica. These seeds are harvested by hand and those conducting the harvesting must wear protective clothing and gloves to avoid skin contact. Although we obtain the seeds from a third-party contractor located in Spain, and although the contractor has contractually waived any and all liability associated with collecting the seeds, it is possible that the contractor or those employed by the contractor may suffer medical issues related to the harvesting and subsequently seek compensation from us via, for example, litigation.  No assurances can be given, despite our contractual relationship with the third party contractor, that we will not be the subject of litigation related to the harvesting.

The synthesis of 12ADT must be conducted in special facilities.

There are a limited number of manufacturing facilities qualified to handle and manufacture using toxic agents for therapeutic compounds. This limits the potential number of possible manufacturing sites for our therapeutic compounds derived from Thapsia garganica.   No assurances can be provided that these facilities will be available for the manufacture of our therapeutic compounds under our time schedules or within the parameters of our manufacturing budget. In the event facilities are not available for manufacturing our therapeutic compounds, our business and future prospects will be adversely affected.

Our lead therapeutic compound, G-202, has not been subjected to large scale manufacturing procedures.

To date, G-202 has only been manufactured at a scale adequate to supply early stage clinical trials. There can be no assurances that the current procedure for manufacturing G-202 will work at a larger scale adequate for commercial needs.  In the event G-202 cannot be manufactured in sufficient quantities, our future prospects could be significantly impacted.

We do not have product liability insurance.

The testing, manufacturing, marketing and sale of human therapeutic products entail an inherent risk of product liability claims.  We cannot assure you that substantial product liability claims will not be asserted against us.  In the event we are forced to expend significant funds on defending product liability actions beyond our current coverage, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses.

We cannot assure you that adequate insurance coverage will be available in the future on acceptable terms.

Insurance availability, coverage terms and pricing continue to vary with market conditions. We will endeavor to obtain appropriate insurance coverage for insurable risks that we identify.  We may not be able to obtain appropriate insurance coverage.  The occurrence of any claim may have an adverse material effect on our business.

Risks Relating To Our Common Stock

There is no public market for our securities.

On September 18, 2009, our common shares began quotation on the OTCBB.  Notwithstanding, there has been little or no trading in our common shares.  Accordingly, there is no public market for our securities.  An investment in our common stock should be considered totally illiquid.  No assurances can be given that a public market for our securities will ever materialize. Additionally, even if a public market for our securities develops and our securities become traded, the trading volume may be limited, making it difficult for an investor to sell shares.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company's legal and financial compliance costs and make some activities more time-consuming and more burdensome. As a result, management will be required to devote more time to compliance which could result in a reduced focus on the development thereby adversely affecting the Company’s development activities. Also, the increased costs will require the Company to seek financing sooner that it may otherwise have had to.

Starting in 2007, Section 404 of the Sarbanes-Oxley Act of 2002 requires that our  management assess the company’s internal control over financial reporting annually and include a report on such assessment in our annual report filed with the SEC. Effective December 15, 2009 for a smaller reporting company, our independent registered public accounting firm is required to audit both the design and operating effectiveness of our internal controls and management's assessment of the design and the operating effectiveness of such internal controls.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

To mitigate the current limited resources and limited employees, we rely heavily on direct management oversight of transactions, along with the use of legal and accounting professionals. As we grow, we expect to increase our number of employees, which will enable us to implement adequate segregation of duties within the Committee of Sponsoring Organizations of the Treadway Commission internal control framework.

 We do not intend to pay cash dividends.

We do not anticipate paying cash dividends in the foreseeable future. Accordingly, any gains on your investment will need to come through an increase in the price of our common stock.  The lack of a market for our common stock makes such gains highly unlikely.

Our board of directors has broad discretion to issue additional securities.

We are entitled under our certificate of incorporation to issue up to 80,000,000 common and 10,000,000 “blank check” preferred shares. Blank check preferred shares provide the board of directors broad authority to determine voting, dividend, conversion, and other rights. As of September 30, 2009, we have issued and outstanding 15,292,281 common shares and we have 7,884,502 common shares reserved for issuance upon the exercise of current outstanding options, warrants and convertible securities. Accordingly, we will be entitled to issue up to 56,823,217 additional common shares and 10,000,000 additional preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our shareholders.  Any preferred shares we may issue will have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. The issuance of additional securities may cause substantial dilution to our shareholders.

Our Officers and Scientific Advisors beneficially own approximately 47% of our outstanding common shares.

Our Officers and Scientific Advisors own approximately 47% of our issued and outstanding common shares. As a consequence of their level of stock ownership, the group will substantially retain the ability to elect or remove members of our board of directors, and thereby control our management. This group of shareholders has the ability to significantly control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions any of which may be in opposition to the best interest of the other shareholders and may negatively impact the value of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders, but we will receive up to $3,431,687 upon the exercise of warrants in the event they are exercised for cash. We will use the proceeds received from the exercise of warrants, if any, for working capital.

DIVIDEND POLICY

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on our common stock in the foreseeable future.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will initially offer their shares at $1.50 per share until such time as a public market develops, if ever.  Once traded, the shares will be offered at prevailing market prices, privately negotiated prices, or in any other fashion as described in the section of this Prospectus entitled “Plan of Distribution.”  The selling price has no relationship to any established criteria of value, such as book value or earnings per share.  The price was chosen arbitrarily.

OUR BUSINESS

Our History

We are a biotechnology company focused on the discovery and development of pro-drug cancer therapeutics, an emerging medical science. A pro-drug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor.  We were incorporated as a Delaware corporation in 2003.

In early 2004, the intellectual property underlying our technologies was assigned from Johns Hopkins University to the co-inventors, Dr. John Isaacs, Dr. Soren Christensen, Dr. Hans Lilja and Dr. Samuel Denmeade.  The Co-inventors granted us an option to license the intellectual property in return for our continued prosecution of the patent portfolio containing the intellectual property. This option was exercised in early 2008 by reimbursement of past patent prosecution costs previously incurred by Johns Hopkins University. Subsequently, the co-inventors assigned us the intellectual property in April of 2008. Our activities during the period of 2004-2007 were limited to the continued prosecution of the relevant patents.

Dr. John Isaacs and Dr. Sam Denmeade serve on our Scientific Advisory Board as Chief Scientific Advisor and Chief Medical Advisor, respectively.  Dr Soren Christensen and Dr. Hans Lilja also serve on the Company’s Scientific Advisory Board.  We currently have no oral or written agreements with Johns Hopkins University with regard to any other intellectual property or research activities.

The Potential of Our Pro-Drug Therapies

Cancer chemotherapy involves treating patients with cytotoxic drugs (compounds or agents that are toxic to cells). Chemotherapy is often combined with surgery or radiation in the treatment of early stage disease and it is the preferred, or only, treatment option for many forms of cancer in later stages of the disease. However, major drawbacks of chemotherapy include:

Side effects	Non-cancer cells in the body are also affected, often leading to serious side effects.

Incomplete tumor kill
Many of the leading chemotherapeutic agents act  during the process of cell division - they might be effective with tumors comprised of rapidly-dividing cells, but are much less effective for tumors that contain cells that are slowly dividing.

Resistance	Cancers will often develop resistance to current drugs after repeated exposure, limiting the number of times that a treatment can be effectively applied.

Pro-drug chemotherapy is a relatively new approach to cancer treatment that is being investigated as a means to get higher concentrations of cytotoxic agents at the tumor location while avoiding the toxicity of these high doses in the rest of the body. An inactive form of a cytotoxin (referred to as the “pro-drug”) is administered to the patient. The pro-drug is converted into the active cytotoxin only at the tumor site.

We believe that, if successfully developed, pro-drug therapies have the potential to provide an effective therapeutic approach to a broad range of solid tumors. We have proprietary technologies that we believe appears, in animal models, to meet the requirements for an effective pro-drug. In addition, we believe that our cytotoxin addresses two other issues prevalent with current cancer drugs - it kills slowly- and non-dividing cancer cells as well as rapidly dividing cancer cells, and does not appear to trigger the development of resistance to its effects.

Our Technology

Our technology supports the creation of pro-drugs by attaching “masking/targeting agents” (agents that simultaneously mask the toxicity of the cytotoxin and help target the cytotoxin to the tumor) to the cytotoxin “12ADT”, and does so in a way that allows conversion of the pro-drug to its active form selectively at the site of tumors. We own patents that contain claims that cover 12ADT as a composition of matter.

Cytotoxin

12ADT is a chemically modified form of thapsigargin, a cytotoxin that kills fast-, slow- and non-dividing cells. Our two issued core patents, both entitled “ Tissue Specific Prodrug, ” contain claims which cover the composition of 12ADT.

Masking/Targeting Agent

We use peptides as our masking/targeting agents. Peptides are short strings of amino-acids, the building blocks of many components found in cells. When attached to 12ADT, they can make the cytotoxin inactive - once removed, the cytotoxin is active again. Our technology takes advantage of the fact that the masking peptides can be removed by chemical reactors in the body called enzymes, and that the recognition of particular peptides by particular enzymes can be very specific. The peptides also make 12ADT soluble in blood. When it is removed, 12ADT returns to its natural insoluble state and precipitates directly into nearby cells.

How we make our pro-drugs

How our pro-drugs work

Our Approach

Our approach is to identify specific enzymes that are found at high levels in tumors relative to other tissues in the body. Upon identifying these enzymes, we create peptides that are recognized predominantly by those enzymes in the tumor and not by enzymes in normal tissues. This double layer of recognition adds to the tumor-targeting found in our pro-drugs. Because the exact nature of our masking/targeting peptides is so refined and specific, they form the basis for another set of our patents and patent applications on the combination of the peptides and 12ADT.

Our Pro-Drug Development Candidates

We currently have four pro-drug candidates identified based on this technology, as summarized in the table below (at this time we are only developing G-202):

Pro-Drug Candidate	Activating enzyme	Target location of activation enzyme	Status

G-202	Prostate Specific Membrane Antigen (PSMA)	The blood vessels of all solid tumors	•	Investigational New Drug Application planned is filed with the US Food and Drug Administration. Currently on Clinical Hold pending our response to questions.

G-114	Prostate Specific Antigen (PSA)	Prostate cancers	•	Validated efficacy in pre-clinical animal models (Johns Hopkins University)

G-115	Prostate Specific Antigen (PSA)	Prostate cancers	•	Validated efficacy in pre-clinical animal models (Johns Hopkins University)

Ac-GKAFRR-L12ADT	Human glandular kallikrein 2 (hK2)	Prostate cancers	•	Validated efficacy in pre-clinical animal models (Johns Hopkins University)

Strategy

Business Strategy

We plan to develop a series of therapies based on our pro-drug technology platform and bring them through Phase I/II clinical trials.

Manufacturing and Development Strategy

Under the planning and direction of key personnel, we expect to outsource all of our Good Laboratory Practices (“GLP”) preclinical development activities (e.g., toxicology) and Good Manufacturing Practices (“GMP”) manufacturing and clinical development activities to contract research organizations (“CRO”) and contract manufacturing organizations (“CMO”).  Manufacturing will also be outsourced to organizations with approved facilities and manufacturing practices.

Commercialization Strategy

We intend to license our drug compounds to third parties after Phase I/II clinical trials. It is expected that such third parties would then continue to develop, market, sell, and distribute the resulting products.

Market and Competitive Considerations

G-202

Our primary focus is the opportunity offered by our lead pro-drug candidate, G-202. We believe that we have validated G-202 as a drug candidate to treat various forms of solid tumors; including breast, urinary bladder, kidney and prostate cancer based on the ability of G-202 to cause tumor regression in animal models. We filed our first IND for G-202 on June 23, 2009.  On September 4, 2009, we received approval from the FDA for our first IND in order to commence clinical trials.  Although we have received approval from the FDA to commence trials, the outcome of the trials is uncertain and, if we are unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, we will be unable to commercialize our proposed products.  We plan to begin the clinical evaluation of G-202 in late 2009. We hope to eventually demonstrate that G-202 is more efficacious than current commercial products that treat solid tumors by disrupting their blood supply.

Potential Markets for G-202

We believe that if successfully developed, G-202 has the potential to treat a range of solid tumors by disrupting their blood supply. It is too early in the development process to determine target indications. The table below summarizes a number of the potential United States patient populations which we believe may be amenable to this therapy and represent potential target markets.

	Estimated Number of	Probability of Developing (birth to death)
Cancer	New Cases (2006)	Male	Female
Prostate	234,460	1 in 6	-
Breast	214,640	n/a	1 in 8
Urinary Bladder	61,420	1 in 28	1 in 88
Kidney Cancer	38,890	n/a	n/a

Source: CA Cancer J. Clin 2006; 56;106-130

The clinical opportunity for G-202

We believe that current anti-angiogenesis drugs (drugs that disrupt the blood supply to tumors) validate the clinical approach and market potential of G-202.  Angiogenesis is the physiological process involving the growth of new blood vessels from pre-existing vessels and is a normal process in growth and development, as well as in wound healing.  Angiogenesis is also a fundamental step in the development of tumors from a clinically insignificant size to a malignant state because no tumor can grow beyond a few millimeters in size without the nutrition and oxygenation that comes from an associated blood supply. Interrupting this process has been targeted as a point of intervention for slowing or reversing tumor growth. A well known example of a successful anti-angiogenic approach is the recently approved drug, Avastin TM , a monoclonal antibody that inhibits the activity of Vascular Endothelial Growth Factor (“VEGF”), which is important for the growth and survival of endothelial cells.

These types of anti-angiogenic drugs have only a limited therapeutic effect with increased median patient survival times of only a few months. Our approach is designed to destroy both the existing and newly growing tumor vasculature, rather than just block new blood vessel formation. We anticipate that this approach will lead to a more immediate collapse of the tumors nutrient supply and consequently an enhanced rate of tumor destruction.

G-202 destroys new and existing blood vessels in tumors

Competition

The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future.  Although we are not aware of any competitor who is developing a drug that is designed to destroy both the existing and newly growing tumor vasculature in a manner similar to G-202, there are several marketed drugs and drugs in development that attack tumor-associated blood vessels to some degree. For example, Avastin TM   is a marketed product that acts predominantly as an anti-angiogenic agent. Zybrestat TM   is another drug in development that is described as a vascular-disrupting agent that inhibits blood flow to tumors. It is impossible to accurately ascertain how well our drug will compete against these or other products that may be in the marketplace until we have human patient data for comparison.

Other larger and well funded companies have developed and are developing drug candidates that, if not similar in type to our drug candidates, are designed to address the same patient or subject population.  Therefore, our lead product, other products in development, or any other products we may acquire or in-license may not be the best, the safest, the first to market, or the most economical to make or use.  If a competitor’s product or product in development is better than ours, for whatever reason, then our ability to license our technology could be diminished and our sales could be lower than that of competing products, if we are able to generate sales at all.

Patents and Proprietary Rights

Our success will likely depend upon our ability to preserve our proprietary technologies and operate without infringing on the proprietary rights of other parties. However, we may rely on certain proprietary technologies and know-how that are not patentable or that we determine to keep as trade secrets. We protect our proprietary information, in part, by the use of confidentiality and assignment of invention agreements with our officers, directors, employees, consultants, significant scientific collaborators and sponsored researchers that generally provide that all inventions conceived by the individual in the course of rendering services to us shall be our exclusive property.

The intellectual property underlying our technology is covered by certain patents and patent applications previously owned by the Johns Hopkins University ("JHU"). In early 2004, the intellectual property underlying the Company’s technologies was assigned from JHU to the co-inventors, Dr. John Isaacs, Dr. Soren Christensen, Dr. Hans Lilja and Dr. Samuel Denmeade, who in turn granted us an option to license the intellectual property in return for our continued prosecution of the patent portfolio. This option was exercised in early 2008 by payment to the co-inventors of past patent prosecution costs previously incurred by Johns Hopkins University (approximately $122,000) and additional fees (approximately $62,000) to cover the tax consequences of such payments to the co-inventors. Subsequently, the co-inventors assigned us the intellectual property in April of 2008 and we recorded these assignments in the United States Patent & Trademark Office. By virtue of the April 2008 assignments, we have no further financial obligations to the inventors or to JHU with regard to the assigned intellectual property. JHU retains a paid-up, royalty-free, non-exclusive license to use the intellectual property for non-profit purposes.  Each of the co-inventors remains affiliated with the Company as a member of the Scientific Advisory Board.

Number	Country	Filing Date	Issue Date	Expiration Date	Title

Patents Issued

6,504,014	US	6/7/00	1/7/2003	6/6/2020	Tissue specific pro-drug (TG)

6,545,131	US	7/28/00	4/8/2003	7/27/2020	Tissue specific pro-drug (TG)

6,265,540	US	5/19/98	7/24/2001	5/18/2018	Tissue specific pro-drug (PSA)

6,410,514	US	6/7/00	6/25/2002	6/6/2020	Tissue specific pro-drug (PSA)

7,053,042	US	7/28/00	5/30/2006	7/27/2020	Activation of peptide pro-drugs by HK2

7,468,354	US	11/30/01	12/23/08	11/29/2021	Tissue specific pro-drug (G-202, PSMA)

Patents Pending

US 2008/0247950	US	3/15/07	Pending	N/A	Activation of peptide pro-drugs by HK2

US 2007/0160536	US	1/6/2006	Pending	N/A	Tumor Activated Pro-drugs (PSA,G-115)

US 2009/0163426	US	11/25/08	Pending	N/A	Tumor specific pro-drugs (PSMA)

When appropriate, we will continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe will provide us with a competitive advantage. We will accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States. In addition, we plan to obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interest.

Manufacturing & Development

12ADT is manufactured by chemically modifying the cytotoxin thapsigargin, which is isolated from the seeds of Thapsia garganica, a plant found in the Mediterranean. Our pro-drug, G-202, is then manufactured by attaching a specific peptide to 12ADT.

Outsource Manufacturing

To leverage our experience and available financial resources, we do not plan to develop company-owned or company-operated manufacturing facilities. We plan to outsource all drug manufacturing to contract manufacturers that operate in compliance with GMP.  We may also seek to refine the current manufacturing process and final drug formulation to achieve improvements in storage temperatures and the like.

Supply of Raw Materials – Thapsibiza SL

To our knowledge, there is only one commercial supplier of Thapsia garganica seeds. In April 2007, we obtained the proper permits from the United States Department of Agriculture (“USDA”) for the importation of  Thapsia garganica seeds. In January 2008, we entered into a sole source agreement with this supplier, Thapsibiza, SL. The material terms of the agreement are as follows:

Term	The term of the agreement is for 5 years.

Exclusivity	Thapsibiza shall exclusively provide Thapsia garganica seeds to the Company. The Company has the ability to seek addition suppliers to supplement the supply from Thapsibiza, SL.

Pricing	The price shall be 300 Euro/kg. Thapsibiza may, from time to time, without notice, increase the price to compensate for any increased governmental taxes.

Minimum Order
Upon successfully securing $5,000,000 of equity financing, and for so long as the Company continues to develop drugs derived from thapsigargin, the minimum purchase shall be 50kg per harvest period year.

Indemnification
Once the product is delivered to an acceptable carrier, the Company shall be responsible for an injury or damage result from the handling of the product. Prior to delivery, Thapsibiza shall be solely responsible.

Government Regulation

The FDA, as well as drug regulators in state and local jurisdictions, imposes substantial requirements upon the clinical development, manufacturing and marketing of pharmaceutical products.  The process we are required by the FDA to complete before our drug compound may be marketed in the U.S. generally involves the following:

•	Preclinical laboratory and animal tests;

•	Submission of an IND, which must become effective before human clinical trials may begin;

•	Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for its intended use;

•	Submission to the FDA of an New Drug Application (“NDA”); and

•	FDA review and approval of an NDA.

The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approval will be granted on an expeditious basis, if at all.  Preclinical tests include laboratory evaluation of the drug candidate, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the drug candidate.  Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated.  In some cases, long-term preclinical studies are conducted while clinical studies are ongoing.

The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before we may begin human clinical trials.  The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold.  In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.  Our submission of an IND may not result in FDA authorization to commence clinical trials for any particular compound.  All clinical trials must be conducted under the supervision of a qualified investigator in accordance with good clinical practice regulations.  These regulations include the requirement that all prospective patients provide informed consent. Further, an independent Institutional Review Board (“IRB”) at each medical center proposing to conduct the clinical trials must review and approve any clinical study.  The IRB also monitors the study and must be kept informed of the study’s progress, particularly as to adverse events and changes in the research.  Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur.

Human cancer drug clinical trials are typically conducted in three sequential phases that may overlap:

•	Phase I: The drug candidate is initially introduced into cancer patients and tested for safety and tolerability at escalating dosages,

•
Phase II: The drug candidate is studied in a limited cancer patient population to further identify possible adverse effects and safety risks, to evaluate the efficacy of the drug candidate for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•
Phase III: When Phase II evaluations demonstrate that a dosage range of the drug candidate may be effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dose response, clinical efficacy and safety profile in an expanded patient population, often at geographically dispersed clinical study sites.

Our business strategy is to bring our drug candidates through Phase I/II clinical trials before licensing them to third parties who would then further develop the drugs and seek marketing approval. Once the drug is approved, the third party licensee will be expected to market, sell, and distribute the products in exchange for some combination of up-front payments, royalty payments, and milestone payments. Management cannot be certain that we, or our licensees, will successfully initiate or complete Phase I, Phase II, or Phase III testing of our product candidates within any specific time period, if at all.  Furthermore, the FDA or the IRB or the IND sponsor may suspend clinical trials at any time on various grounds, including a finding that the patients are being exposed to an unacceptable health risk.

Concurrent with clinical trials and pre-clinical studies, we also must develop information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with GMP requirements.  The manufacturing process must be capable of consistently producing quality batches of the experimental drug, and management must develop methods for testing the quality, purity, and potency of the final experimental drugs.  Additionally, appropriate packaging must be selected and tested.

The results of the drug development efforts and pre-clinical and clinical studies are then submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product.  The FDA reviews each NDA submitted and may request additional information, rather than accepting the NDA for filing. In this event, the application must be resubmitted with the additional information included.  The resubmitted application is also subject to review before the FDA accepts it for filing.  Once the FDA accepts the NDA for filing, the agency begins an in-depth review of the NDA.  The FDA has substantial discretion in the approval process and may disagree with our, or our licensees’, interpretation of the data submitted.

The review process may be significantly extended by FDA requests for additional information or clarification regarding information already provided.  Also, as part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation.  The FDA is not bound by the recommendation of the advisory committee.   Manufacturing establishments are also subject to inspections prior to NDA approval to assure compliance with GMPs and with manufacturing commitments made in the relevant marketing application.

Under the Prescription Drug User Fee Act (“PDUFA”), submission of an NDA with clinical data requires payment of a fee to the FDA, which is adjusted annually.  For fiscal year 2009, that fee is $1,247,200.  In return, the FDA assigns a goal (often months) for standard NDA reviews from acceptance of the application to the time the agency issues its “complete response,” in which the FDA may approve the NDA, deny the NDA if the applicable regulatory criteria are not satisfied, or require additional clinical data. Even if this data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.  If the FDA approves the NDA, the product becomes available for physicians to prescribe.  Even if the FDA approves the NDA, the agency may decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems are recognized after the product reaches the market.  The FDA may also require post-marketing studies, also known as Phase IV studies, as a condition of approval to develop additional information regarding the efficacy and safety of a product.  In addition, the FDA requires surveillance programs to monitor approved products that have been commercialized, and the agency has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

Satisfaction of the above FDA requirements or requirements of state, local and foreign regulatory agencies typically takes several years.  Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities.  Management cannot be certain that the FDA or any other regulatory agency will grant approval for our lead product G-202 (or any other products we may develop, acquire, or in-license) under development on a timely basis, if at all.  Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials.  Data obtained from preclinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval.  Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses.  Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.  Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on our business.

Any products manufactured or distributed by us, or our licensees, pursuant to the FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the drug, submitting other periodic reports, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, and complying with the FDA promotion and advertising requirements.  Failure to comply with these regulations could result, among other things, in suspension of regulatory approval, recalls, suspension of production or injunctions, seizures, or civil or criminal sanctions.  Management cannot be certain that our present or future subcontractors or licensees will be able to comply with these regulations and other FDA regulatory requirements.

Our product candidates are also subject to a variety of state laws and regulations in those states or localities where our lead product G-202 (and any other products we may develop, acquire, or in-license) will be marketed.  Any applicable state or local regulations may hinder our ability to market our lead product G-202 (and any other products we may develop, acquire, or in-license) in those states or localities.  In addition, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries.  The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval.  We may incur significant costs to comply with these laws and regulations now or in the future.

The FDA’s policies may change, and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products.  Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on our business.  Management cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Other Regulatory Requirements

The U.S. Federal Trade Commission and the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS”) also regulate certain pharmaceutical marketing practices. Also, reimbursement practices and HHS coverage of medicine or medical services are important to the success of procurement and utilization of our product candidates, if they are ever approved for commercial marketing.

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances.  We may incur significant costs to comply with these laws and regulations now or in the future.  Management cannot assure you that any portion of the regulatory framework under which we currently operate will not change and that such change will not have a material adverse effect on our current and anticipated operations.

Employees

As of September 30, 2009 we employed 2 individuals who are also our 2 executive officers.

PROPERTIES

Our executive offices are located at 2511 N Loop 1604 W, Suite 204, San Antonio, TX, 78258. We lease this facility consisting of approximately 850 square feet, for $1425 per month Our lease expires on September 30, 2012.

We also rent a virtual office at 12100 Wilshire Blvd, 8th Floor, Los Angeles, CA 90025 to maintain a business presence in that state and for meetings with participants who are located within travel distance to Los Angeles so as not to require travel exclusively to our executive office in San Antonio. This contract carries forward on a month by month basis at a charge of $210 per month.

The aforesaid properties are in good condition and we believe they will be suitable for our purposes for the next 12 months. There is no affiliation between us or any of our principals or agents and our landlords or any of their principals or agents.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations section (“MD&A”) contains statements and information about management’s view of our future expectations, plans and prospects, that constitute forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those we anticipate. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Our MD& is organized as follows:

•	Overview — Discussion of our business and plan of operations, overall analysis of financial and other highlights affecting the company in order to provide context for the remainder of MD&A.

•	Significant Accounting Policies — Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•	Results of Operations — Analysis of our financial results comparing: (i) three and six months ended June 30 of 2009 to the comparable period in 2008; and (ii) our financial results for 2008 to 2007.

•	Liquidity and Capital Resources — A discussion of our financial condition and potential sources of liquidity.

The various sections of this MD&A contain a number of forward-looking statements. Words such as “expects,” “goals,” “plans,” “believes,” “continues,” “may,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Such statements are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this filing and particularly in the Risk Factors section of this Prospectus. Our actual results may differ materially.

Overview

We are a development stage company focused on the development of targeted cancer therapeutics for the treatment of cancerous tumors, including breast, prostate, bladder, and kidney cancer. Our operations are based in San Antonio, TX.

Management's Plan of Operation

We are pursuing a business plan related to the development of targeted cancer therapeutics for the treatment of cancerous tumors, including breast, prostate, bladder, and kidney cancer.  We are considered to be in development stage as defined by SFAS No. 7, “Accounting and reporting by Development Stage Enterprises”.

Business Strategy

Our business strategy is to develop a series of therapeutics based on our target-activated pro-drug technology platform and bring them through Phase I/II clinical trials. At that point, we plan to license the rights to further development of the drug candidates to major pharmaceutical companies. We believe that major pharmaceutical companies see significant value in drug candidates that have passed one or more phases of clinical trials, and these organizations have the resources and expertise to finalize drug development and market the drugs.

Plan of Operation

We have made significant progress in key areas such as drug manufacture, toxicology, and pre-clinical activities for our lead compound G-202.

For the manufacture of G-202, we have secured a stable supply of source material (Thapsia garganica seeds) from which thapsigargin is isolated, have a sole source agreement with a European supplier, Thapsibiza, SL, and have obtained the proper import permits from the USDA for these materials. We have also identified a clinically and commercially viable formulation for G-202 and have manufactured sufficient G-202 to supply our Phase I clinical needs.

On June 23, 2009, we submitted our first IND for G-202 to FDA.  On September 4, 2009, we received approval from the FDA for our IND in order to commence clinical trials.  Although we have received approval from the FDA to commence trials, the outcome of the trials is uncertain and, if we are unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, we will be unable to commercialize our proposed products. Over the next twelve months we plan to focus on clinical trials of G-202 in cancer patients.

Additionally, we will continue to protect our intellectual property position particularly with regard to the outstanding claims contained within the core PSMA-pro-drug patent application in the United States. We will also continue to prosecute the claims contained in our other patent applications in the United States.

We anticipate that during 2009, and much of 2010, we will be engaged in conducting the Phase I clinical trial of G-202, and, if appropriate, extension into a Phase II clinical trial of G-202. The purpose of a Phase I study of G-202 is to evaluate safety, understand the pharmacokinetics (the process by which a compound is absorbed, distributed, metabolized, and eliminated by the body) of the drug candidate in humans, and to determine an appropriate dosing regime for the subsequent clinical studies. We currently plan to conduct the Phase I study in refractory cancer patients (those who have relapsed after former treatments) with any type of solid tumors. This strategy is intended to facilitate enrollment and perhaps give us a glimpse of safety across a wider variety of patients. We expect to enroll up to 30 patients in this Phase I study at: (i) Johns Hopkins Oncology Center (Michael Carducci, MD as Principal Investigator); and (ii) University of Wisconsin Comprehensive Cancer Center (George Wilding, MD as Principal Investigator). We are currently negotiating contracts for conduct of the Phase I studies.  The final terms of the contracts have not yet been determined.

Assuming successful completion of the Phase I clinical trial, we expect to conduct a Phase II clinical trial to determine the therapeutic efficacy of G-202 in cancer patients. Although we believe that G-202 will be useful across a wide variety of cancer types, it is usually most efficient and medically prudent to evaluate a drug candidate in a single tumor type within a single trial. It is currently too early in the pre-clinical development process to determine which single tumor type will be evaluated, but we expect that over 40 patients will be required for an appropriate evaluation over a total time span of 18 months.

We have identified 4 pro-drug candidates: G-202, G-114, G-115 and Ac-GKAFRR-L12ADT. At this time, we are engaged solely in the development of G-202. It is anticipated that the development of the remaining candidates will not commence until we have sufficient resources to devote to their development and in all likelihood this will not occur until after the development of G-202.

From inception through June 30, 2009, the vast majority of costs incurred have been devoted to G-202. We estimate that we have incurred costs of approximately $235,000 related to G-114, G-115 and Ac-GKAFRR-L12ADT. All of these costs were incurred prior to December 2007, at which time we began focusing solely on G-202. The balance of our costs, aggregating approximately $4,124,000, was incurred in the development of G-202. For the six months ended June 30, 2009 and 2008, approximately $934,000 and $519,000, respectively, was incurred in the development of G-202.

It is estimated that the development of G-202 will occur as follows:

It is estimated that the Phase I clinical trial will cost approximately $2,000,000 and will be completed in the fourth quarter of 2010.

Phase II clinical studies will cost an additional $4,200,000 and will be completed in the fourth quarter of 2011.

We anticipate that we will license G-202 to a third party during Phase I/II.  In the event we are not able to license G-202, we will proceed with Phase III Clinical trials.  We estimate that Phase III Clinical trials will cost approximately $25,000,000 and will be completed in the fourth quarter of 2014. If all goes as planned, we may expect marketing approval in the second half of 2015 with an additional $3,000,000 spent to get the NDA approved. We do not expect material net cash inflows before late 2015.  The Phase III estimated costs are subject to major revision simply because we have not yet entered clinical testing of our drug in patients. The estimates will become more refined as we obtain clinical data.

At this time, we have suspended the development of our other drug candidates, G-114, G-115 and Ac-GKAFRR-L12ADT. As a result we are unable to reasonably estimate the nature, timing and estimated costs and completion dates of those projects at this time.

We currently have budgeted $2,395,000 in cash expenditures for the twelve month period following the date of this report, including (1) $1,095,000 to cover our projected general and administrative expense during this period; and (2) $1,300,000 for research and development activities. Our cash on hand as of September 30, 2009 is sufficient to fund our operations for the next thirteen months after which time we will need to undertake additional financings.

The amounts and timing of our actual expenditures may vary significantly from our expectations depending upon numerous factors, including our results of operation, financial condition and capital requirements. Accordingly, we will retain the discretion to allocate the available funds among the identified uses described above, and we reserve the right to change the allocation of available funds among the uses described above.

Significant Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of the Notes to Financial Statements describes the significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below. We do not believe that there have been significant changes to our accounting policies during the six months ended June 30, 2009, as compared to those policies disclosed in the December 31, 2008 financial statements except as disclosed in the notes to financial statements.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Use of Estimates — These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors and consultants. Actual results could differ from those estimates.

Fair Value of Financial Instruments — For certain of our financial instruments, including accounts payable, accrued expenses and notes payable, the carrying amounts approximate fair value due to their relatively short maturities.

Cash and Equivalents — Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such accounts.

Intangible and Long-Lived Assets — We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets ", which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. We have not recognized any impairment losses.

Research and Development Costs — Research and development costs include expenses incurred by the Company for research and development of therapeutic agents for the treatment of cancer and are charged to operations as incurred.

Stock Based Compensation — We account for our share-based compensation under the provisions of FASB Statement No. 123(R), “Share-Based Payment”, (“FAS 123R”). We adopted FAS 123R as of January 1, 2006, using the modified prospective application method. Prior to January 1, 2006 we applied the provisions of FAS 123, “Accounting for Stock-Based Compensation”.

Fair Value of Financial Instruments —  Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of long term convertible notes is based on management estimates and reasonably approximates their book value after comparison to obligations with similar interest rates and maturities. The fair value of the Company’s derivative instruments is determined using option pricing models.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (SFAS 160). SFAS 160 requires that non-controlling (or minority) interests in subsidiaries be reported in the equity section of the company’s balance sheet, rather than in a mezzanine section of the balance sheet between liabilities and equity. SFAS 160 also changes the manner in which the net income of the subsidiary is reported and disclosed in the controlling company’s income statement. SFAS 160 also establishes guidelines for accounting or changes in ownership percentages and for deconsolidation. SFAS 160 is effective for financial statements for fiscal years beginning on or after December 15, 2008 and interim periods within those years. The adoption of SFAS 160 did not have a material impact on our financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of SFAS 161 did not have a material impact on our financial position, results of operations or cash flows.

 Effective January 1, 2009, the Company adopted the Financial Accounting Standards Board's Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”. The FSP required that all unvested share-based payment awards that contain nonforfeitable rights to dividends should be included in the basic Earnings Per Share (EPS) calculation.  This standard did not affect the financial position or results of operations.

In April 2009, the FASB issued FSP FAS No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS No. 115-2”). FSP FAS No. 115-2 provides guidance in determining whether impairments in debt securities are other than temporary, and modifies the presentation and disclosures surrounding such instruments. This FSP is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The adoption of this standard during the second quarter of 2009 had no impact on the Company’s financial position or results of operations.

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS No. 157-4”). FSP FAS No. 157-4 provides additional guidance in determining whether the market for a financial asset is not active and a transaction is not distressed for fair value measurement purposes as defined in SFAS No. 157, “Fair Value Measurements.” FSP FAS No. 157-4 is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The adoption of this standard during the second quarter of 2009 had no impact on the Company’s financial position or results of operations.

In April 2009, the FASB issued FSP FAS No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS No. 107-1 and APB 28-1”). This FSP amends FASB Statement No. 107, “Disclosures about Fair Values of Financial Instruments,” to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. APB 28-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in all interim financial statements. This standard is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The adoption of this standard during the second quarter of 2009 had no impact on the Company’s financial position or results of operations.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 will be effective for interim and annual financial periods ending after June 15, 2009. The Company adopted SFAS No. 165 during the three months ended June 30, 2009 and evaluated subsequent events through the issuance date of the financial statements. SFAS No. 165 had no impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers and Servicing of Financial Assets – an amendment of SFAS Statement No. 140” (“SFAS No. 166”). SFAS No. 166 will require more information about transferred of financial assets and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis.

 In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 will change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. Under SFAS No. 167, determining whether a company is required to consolidate an entity will be based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. SFAS 167 is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principals – a replacement of FAS No.162” (“SFAS No. 168”). This statement establishes the Codification as the source of authoritative U.S. accounting and reporting standards recognized by the FASB for use in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification was the result of a project of FASB to organize and simplify all authoritative GAAP literature into one source. This statement is effective for interim reporting and annual periods ending after September 15, 2009. Accordingly, the Company will adopt SFAS No. 168 during the quarter ended September 30, 2009. The Company does not anticipate this statement to have a material impact on its consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial statements.

Result of Operations

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future.

Second Quarter of 2009 Compared to Second Quarter of 2008

Revenue

The company did not have revenue for the three months ended June 30, 2009 and 2008, respectively. We do not anticipate any revenues for 2009.

Operating Expenses

Operating expense totaled $856,244 and $506,939 for the three months ended June 30, 2009 and 2008, respectively.  The increase in operating expenses is the result of the following factors.

	Three Months Ended June 30,
	2009	2008
Operating expenses
General and administrative expenses	$231,255	$138,745
Research and development	624,989	368,194
Total expense	$856,244	$506,939

General and Administrative Expenses

G&A expenses totaled $231,255 for the three months ended June 30, 2009 compared to $138,745 for the same period of 2008.  The increase of $92,510 or 67% for the three months ended June 30, 2009 compared to the comparable period in 2008 was primarily attributable to increases of approximately $27,000 in compensation and consulting expense, $12,000 in insurance expense and $47,000 in professional fees.

Research and Development Expenses

Research and development expenses totaled $624,989 for the three months ended June 30, 2009 compared to $368,194 for the same period of 2008.  The increase of $256,795 or 70% for the three months ended June 30, 2009 compared to the comparable period in 2008 was attributable to an increase of approximately $268,000 in costs associated with manufacture and other expenses related to our lead drug.

Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, and compensation and consulting costs.

Under the planning and direction of key personnel, we expect to outsource all of our GLP preclinical development activities (e.g., toxicology) and GMP manufacturing and clinical development activities to CROs and CMOs.  Manufacturing will be outsourced to organizations with approved facilities and manufacturing practices.

Other Expenses

Other expenses totaled $118,348 and $1,605 for the three months ended June 30, 2009 and 2008, respectively.

	Three Months Ended June 30,
	2009	2008
Other expense:
Finance Cost	$(5,155)	$—
Change in fair value of derivative liability	(110,326)	—
Interest income (expense)	(2,867)	(1,605)
Total other expenses	$(118,348)	$(1,606)

Finance Cost

Finance Cost totaled $5,155 for the three months ended June 30 compared to $0 for the same period of 2008. This cost consists of the amortization of debt discount.

Change in fair value of derivative liability

Change in fair value of derivative liability totaled $110,326 for the three months ended June 30, 2009 compared to $0 for the same period of 2008. The increase of $110,326 for the three months ended June 30, 2009 compared to the comparable period in 2008 was the result of a change to the accounting treatment of our issued and outstanding warrants which contain certain anti-dilution provisions.

At June 30, 2009 we recalculated the fair value of our warrants subject to derivative accounting and have determined that their fair value at June 30, 2009 is $1,833,703. The fair value of the warrants was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 175%; and (4) an expected life of the warrants of 2 years. We have recorded an expense of $110,326 during the three months ended June 30, 2009 related to the change in fair value during that period.

Interest expense

Interest expense totaled $2,867 for the three months ended June 30, 2009 compared to $1,605 for the same period of 2008. The increase of $1,262 for the three months ended June 30, 2009 compared to the comparable period in 2008 was attributable to an increase in debt outstanding in 2009, partially offset by interest earned on deposits.

Six months ended June 30, 2009 Compared to Six months ended June 30, 2008

Revenue

The company did not have revenue for the six months ended June 30, 2009 and 2008, respectively. We do not anticipate any revenues for 2009.

Operating Expenses

Operating expense totaled $1,365,463 and $1,032,531 for the six months ended June 30, 2009 and 2008, respectively.  The increase in operating expenses is the result of the following factors.

	Six Months Ended June 30,
	2009	2008
Operating expenses
General and administrative expenses	$430,972	$513,536
Research and development	934,491	518,995
Total expense	$1,365,463	$1,032,531

General and Administrative Expenses

G&A expenses totaled $430,972 for the six months ended June 30, 2009 compared to $513,536 for the same period of 2008.  The decrease of $82,564 or 16% for the six months ended June 30, 2009 compared to the comparable period in 2008 was primarily attributable to a decrease of approximately $199,000 in compensation and consulting expense, offset by increases of approximately $92,000 in professional fees and $11,000 in travel expenses.

Research and Development Expenses

Research and development expenses totaled $934,491 for the six months ended June 30, 2009 compared to $518,995 for the same period of 2008.  The increase of $415,496 or 80% for the six months ended June 30, 2009 compared to the comparable period in 2008 was attributable to increases of approximately $88,000 in compensation expense and approximately $343,000 in costs associated with manufacture and other expenses related to our lead drug.

Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, and compensation and consulting costs.

Under the planning and direction of key personnel, we expect to outsource all of our GLP preclinical development activities (e.g., toxicology) and GMP manufacturing and clinical development activities to CROs and CMOs.  Manufacturing will be outsourced to organizations with approved facilities and manufacturing practices.

Other Expenses

Other expenses totaled $1,166,679 and $3,211 for the six months ended June 30, 2009 and 2008, respectively.

	Six Months Ended June 30,
	2009	2008
Other expense:
Finance Cost	$(478,093)	$—
Change in fair value of derivative liability	(683,111)	—
Interest income (expense)	(5,475)	(3,211)
Total other expenses	$(1,166,679)	$(3,211)

Finance Cost

Finance Cost totaled $478,093 for the six months ended June 30, 2009 compared to $0 for the same period of 2008. The increase of $478,093 for the six months ended June 30, 2009 compared to the comparable period in 2008 was primarily attributable to a $415,976 charge for the fair value of additional warrants issued when the anti-dilution provisions in our warrants issued during the July and August 2008 financing were triggered plus a $51,864 charge for the fair value of additional warrants issued as consideration for the extension of the maturity dates of notes payable. The balance of the cost consists of the amortization of debt discount

Change in fair value of derivative liability

Change in fair value of derivative liability totaled $683,111 for the six months ended June 30, 2009 compared to $0 for the same period of 2008. The increase of $683,111 for the six months ended June 30, 2009 compared to the comparable period in 2008 was the result of a change to the accounting treatment of our issued and outstanding warrants which contain certain anti-dilution provisions.

In June 2008, the FASB issued Emerging Issues Task Force No. 07-5 (EITF 07-5), Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock.   EITF 07-5 requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. Instruments not indexed to their own stock fail to meet the scope exception of Statement of Financial Accounting Standards No. 133,   Accounting for Derivative Instruments and Hedging Activities, paragraph 11(a), and should be classified as a liability and marked-to-market. The Company has assessed its outstanding equity-linked financial instruments and has concluded that warrants issued during 2008 with a fair value of $734,617 on January 1, 2009 are required to be reclassified from equity to a liability. Fair value at January 1, 2009 was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 144%; and (4) an expected life of the warrants of 2 years.

As a result of our February offering described in Note 2 to our financials statements contained in this Report, the anti-dilution provisions in our warrants issued during the July and August 2008 financing were triggered.  These anti-dilution provisions resulted in the exercise price of these warrants being reduced from $2.00 from $1.50.  Additionally, we are obligated to issue holders of these warrants an additional 506,754 warrants, and we are obligated to file a registration statement for the common stock underlying such warrants pursuant to the registration rights agreement entered into in connection with the July and August 2008 financing. We have recorded the fair value of the additional warrants as a derivative liability upon issue. The fair value of the warrants of $415,976 was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 149%; and (4) an expected life of the warrants of 2 years.

At June 30, 2009 we recalculated the fair value of our warrants subject to derivative accounting and have determined that their fair value at June 30, 2009 is $1,833,703. The fair value of the warrants was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 175%; and (4) an expected life of the warrants of 2 years. We have recorded an expense of $683,111 during the six months ended June 30, 2009 related to the change in fair value during that period.

Interest expense

Interest expense totaled $5,475 for the six months ended June 30, 2009 compared to $3,211 for the same period of 2008. The increase of $2,264 for the six months ended June 30, 2009 compared to the comparable period in 2008 was attributable to an increase in debt outstanding in 2009, partially offset by interest earned on deposits.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Revenue

The company did not have revenue for the years ended December 31, 2008 and 2007  We do not anticipate any revenues for 2009.

	Years ended December 31,
	2008	2007

Operating expenses:
General and administrative expenses	$854,294	$389,799
Research and development	2,432,991	294,440

Total operating expenses	3,287,285	684,239

Loss from operations	$(3,287,285)	$(684,239)

Operating losses increased from $684,239 in 2007 to $3,287,285 in 2008. The increase of $2,603,046 was the result of an increase of $464,495 in general and administrative expenses, from $389,799 in 2007 to $854,294 in 2008, and an increase in research and development expenses of $2,138,551, from $294,440 in 2007 to $2,432,991 in 2008. The increase in expenses is directly attributable to the availability of cash resulting from our private placements in 2008 and late 2007, enabling us to implement our business plan.

Research and Development Expenses

Research and development expenses for the years ended December 31, 2008 and 2007 were $2,432,991 and $294,440 respectively. The increase in 2008 is directly attributable to the availability of cash resulting from our private placements in 2008 and late 2007 and consequent implementation of the development program for G-202. The 2008 increase results primarily from increases in expenditures for toxicology and other studies and manufacturing.

Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, and compensation and consulting costs.

Under the planning and direction of key personnel, we expect to outsource all of our GLP preclinical development activities (e.g., toxicology) and GMP manufacturing and clinical development activities to CROs and CMOs.  Manufacturing will be outsourced to organizations with approved facilities and manufacturing practices.

Prior to the assignment of the patents to GenSpera in 2008, we had an exclusive option to license 5 issued patents and 3 patent applications pending worldwide.  The previous owner of the intellectual property, John Hopkins University, agreed to assign the patents underlying the technology to our co-founders (the “Assignee Co-Founders”) in return for their assumption of future patent fees and costs, and patent attorney fees and costs, associated with all of the assigned technology. In exchange for us continuing to pay for these future costs, the Assignee Co-Founders entered into world-wide, exclusive option agreements with us. Therefore, we have continued to pay these costs as we have used the technology prior to the actual assignment.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2008 and 2007 were $854,294 and $389,799 respectively. The increase in 2008 results from increases in compensation and consulting expense of approximately $106,000, professional fees of approximately $215,000, rent expense of approximately $38,000, insurance of approximately $22,000 and various other expenses of approximately $83,000 and is directly attributable to the availability of cash resulting from our private placements in 2008 and late 2007, enabling us to implement our business plan.

Other Expense

Other expense for the years ended December 31, 2008 and 2007 was $38,976 and $6,960, respectively, consisting of interest expense and finance costs. The increase in 2008 results primarily from a charge of $30,160 related to a penalty for the late filing of our registration statement.

Net Loss

Net losses for the years ended December 31, 2008 and 2007 were $3,326,261 and $691,199 respectively, resulting from the expenses described above.

Liquidity and Capital Resources

Since our inception, we have financed our operations through the private placement of our securities and loans from Craig Dionne, our Chief Executive Officer. At September 30, 2009 we have cash on hand of approximately $2,614,000. Our currently average monthly cash burn rate is approximately $195,000. We anticipate that our available cash will be sufficient to finance most of our current activities for at least the next thirteen months from July 31, 2009, assuming we do not engage in an extraordinary transaction or otherwise face unexpected events or contingencies.

	Six Months Ended June 30,
	2009	2008

Cash & Cash Equivalents	$2,100,212	$251,781

Net cash used in operating activities	$(1,172,930)	$(654,486)
Net cash used in investing activities	—	(184,168)
Net cash provided by financing activities	2,738,852	500,000

Net Cash Used in Operating Activities

In our operating activities we used $1,172,930 for the six months ended June 30, 2009 compared to $654,486 for the same period of 2008. An increase in net loss of approximately $1,496,000 was partially offset by increases in noncash expenses of approximately $954,000.

Net Cash Used in Investing Activities

In our investment activities we used $0 for the six months ended June 30, 2009 compared to $184,168 for the same period of 2008. The decrease in investment activities of $184,168 for the six months ended June 30, 2009 compared to the comparable period in 2008 was attributable to the $184,168 cost associated with acquisition of key intellectual property in 2008.

Net Cash Provided by Financing Activities

During the six months ended June 30, 2009 we raised approximately $2,739,000 through the sale of common stock units. During the comparable period of 2008 we received proceeds of $500,000 upon the exercise of warrants.

Listed below are key financing transactions we have entered into.

•	During November of 2007, we sold an aggregate of 1,300,000 common shares resulting in gross proceeds of $650,000.

•	During March of 2008, we issued 1,000,000 common shares upon the exercise of outstanding warrants which resulted in gross proceeds to us of $500,000.

•	During July and August of 2008, we sold an aggregate of 2,320,000 units resulting in gross proceeds of $2,320,000.

•	In February and April of 2009, we sold 500,000 units resulting in gross proceeds of approximately $750,000.

•	In June and July of 2009, we sold 2,025,344 units resulting in gross proceeds of approximately $3,038,000.

•	In September of 2009, we sold 160,002 units resulting in gross proceeds of approximately $240,000.

We have incurred significant operating losses and negative cash flows since inception. We have not achieved profitability and may not be able to realize sufficient revenue to achieve or sustain profitability in the future. We do not expect to be profitable in the next several years, but rather expect to incur additional operating losses. We have limited liquidity and capital resources and must obtain significant additional capital resources in order to sustain our product development efforts, for acquisition of technologies and intellectual property rights, for preclinical and clinical testing of our anticipated products, pursuit of regulatory approvals, acquisition of capital equipment, laboratory and office facilities, establishment of production capabilities, for general and administrative expenses and other working capital requirements. We rely on cash balances and the proceeds from the offering of our securities, exercise of outstanding warrants and grants to fund our operations.

The source, timing and availability of any future financing will depend principally upon market conditions, interest rates and, more specifically, on our progress in our exploratory, preclinical and future clinical development programs. Funding may not be available when needed, if at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our research and product development programs, planned clinical trials, and/or our capital expenditures or to license our potential products or technologies to third parties.

LEGAL PROCEEDINGS

As of the date of this prospectus, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

MANAGEMENT

Directors

The following sets forth the current members of our board of directors (“Board”) and information concerning their ages and background. All directors hold office until the next annual meeting of stockholders or until their respective successors are elected, except in the case of death, resignation or removal:

Name	Principal Occupation	Age	Director Since
Craig A. Dionne, PhD	Chief Executive Officer, Chief Financial Officer, President and Director of GenSpera	52	11/03

John M. Farah, Jr., PhD	Vice President Intercontinental Operations at Cephalon (NASDAQ: CEPH)	57	02/08

Scott Ogilvie	President and CEO of Gulf Enterprises International, Ltd.	55	02/08

Craig A. Dionne, PhD, age 52, has over 21 years experience in the pharmaceutical industry, including direct experience of identifying promising oncology treatments and bringing them through the clinic. For example, he served for five years as VP Discovery Research at Cephalon, Inc. where he was responsible for its oncology and neurobiology drug discovery and development programs. Dr. Dionne has also recently served as EVP at the Prostate Cancer Research Foundation. In addition to extensive executive experience, Dr. Dionne’s productive scientific career has led to 6 issued patents and co-authorship of many scientific papers.

John M. Farah, Jr., Ph.D., age 57, is VP Intercontinental Operations at Cephalon (Nasdaq:CEPH), which he joined in 1992 after six years as a discovery research scientist at G.D. Searle and Co. He is responsible for ensuring corporate support and managing sales performance of international partners in the Americas and Asia Pacific with specific growth initiatives for Cephalon in China and Japan. His prior roles included the responsibility for promoting and negotiating R&D and commercial alliances with multinational and regional pharmaceutical firms, and responsibilities in scientific affairs, product licensing and academic collaborations. He currently serves on the board of directors of Aeolus Pharmaceuticals (AOLS.OB).

Scott Ogilvie, age 55, is President and CEO of Gulf Enterprises International, Ltd, (“Gulf”) a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He has held this position since August of 2006. Mr. Ogilvie also serves as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he has held for the last five years. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NYSE AMEX:CUR), Innovative Card Technologies, Inc. (OTCBB:INVC) and Preferred Voice Inc, (OTCBB:PRFV).

Executive Officers and Significant Employees

The following sets forth our current executive officers and information concerning their age and background:

Name	Position	Age	Position Since
Craig A. Dionne, PhD	Chief Executive Officer, Chief Financial Officer and President	52	11/03

Russell Richerson, PhD	Chief Operating Officer and Secretary	57	07/08

Craig A. Dionne, PhD. – See Bio in Directors Section

Russell Richerson, PhD, age 57, has over 25 years experience in the Biotechnology/Diagnostics industry, including 11 years at Abbott Laboratories in numerous management roles. Most recently, he has served as Vice President of Diagnostic Research and Development at Prometheus Laboratories (2001-2004) and then as Chief Operating Officer of the Molecular Profiling Institute (2005-2008).

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer.

Code of Ethics

We have adopted a "Code of Ethics” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of our code can be viewed on our website at www.genspera.com.

Committees

The board of directors currently does not have an audit, nomination, or compensation committee. Due to our size and limited resources and employees, our board has determined that the functions of such committees, including the compensation committee, will be undertaken by the entire board. Upon securing additional financing and the hiring of additional employees, the board of directors anticipates the creation of free standing committees. Executive compensation is determined by the entire board.

Independent Directors

For purposes of determining independence, the Company has adopted the definition of independence as contained in NASDAQ Market Place Rules 4200. Pursuant to the definition, the Company has determined that Messrs. Ogilvie and Farah qualify as independent.

Executive Compensation

Summary Compensation

The following table sets forth information for our most recently completed fiscal year concerning the compensation of (i) the Principal Executive Officer and (ii) all other executive officers of GenSpera, Inc. who earned over $100,000 in salary and bonus during the last most recently completed fiscal years ended December 31, 2008 and 2007 (together the “Named Executive Officers”).  No other employees earned a salary over $100,000 in the last completed fiscal years.

Name and principal position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Award ($) (f)(2)	Nonequity Incentive Plan compensation ($) (g)	Non-qualified deferred compensation earning ($) (h)	All other Compensation ($) (i)(1)	Total ($) (j)

Craig Dionne, PhD
Chief Executive
Officer/Chief Financial Officer	2008	$240,000								$240,000
	2007	$20,000	(1)							$20,000
Russell Richerson, PhD
Chief Operating Officer
Secretary	2008	$100,000	(2)							$100,000

(1)	During 2007 Dr. Dionne forwent compensation until such time as we secured financing. In December of 2007, upon securing financing, Dr. Dionne began receiving a salary.

(2)	During 2008, Dr. Richerson forwent second quarter compensation in the amount of $50,000. Dr. Richerson began receiving a salary in July of 2008

Employment Agreements and Arrangements

Mr. Craig Dionne

On September 2, 2009, we entered into the following written agreements in connection with Mr. Dionne’s employment: (i) an employment agreement; (ii) a severance agreement; (iii) a proprietary information, inventions and competition agreement; and (iv) an indemnification agreement.

(i)           Pursuant to the terms of the employment agreement, we will employ Craig Dionne as our Chief Executive Officer for a term of 5 years.  As compensation for his services, Mr. Dionne shall receive a base salary of $240,000 per year.  In addition, Mr. Dionne is eligible to receive annual and discretionary bonuses as determined by the Board.  Mr. Dionne is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated.  As part of the agreement, Mr. Dionne was also granted options to purchase 1,000,000 shares of Common Stock with an exercise price of $1.65 per share.  The options were issued pursuant to the 2009 Executive Compensation Plan and vest upon the achievement of certain milestones as more fully described in the employment agreement which is incorporated herein by reference.  The options have a term of 7 years.

(ii)          The severance agreement provides for certain payments, as described below, in the event Mr. Dionne’s employment is terminated in connection with a change in control.

(iii)         The proprietary information, inventions and competition agreement requires Mr. Dionne to maintain the confidentiality of our intellectual property as well as the assignment of any inventions made by Mr. Dionne during his employment.  The agreement also limits Mr. Dionne’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following the end of his employment.

(iv)         The indemnification agreement provides for the indemnification and defense of Mr. Dionne, in the event of litigation, to the fullest extent permitted by law.  We have adopted the form of indemnification agreement for use with our other executive officers, employees and directors.

As part of the agreements, Mr. Dionne shall be entitled to the following payments in the event of termination:

							Accelerated Vesting of
Officer	Salary		Bonus		Health		Options*		Total

Craig Dionne
Terminated without cause (1)	$720,000	(2)	$0	(3)	$54,000	(4)	$0	(5)	$774,000
Terminated, change of control (6)	$1,440,000		$0	(3)	$54,000	(4)	$0	(5)	$1,494,000
Disability	$240,000		—		—		—		$240,000
Other	—		—		—		—		—

(1)	Also includes termination by Mr. Dionne with Good Reason
(2)	Represents 36 months of Mr. Dionne’s base salary.
(3)	There has been no bonus established for the current year.
(4)	Represents 36 months of Mr. Dionne’s monthly health care reimbursement of $1,500.
(5)	There does not presently exist a market for the Company’s securities. In the event of termination, Mr. Dionne’s 1,000,000 common stock options would vest and would remain exercisable for their term.
(6)	Assumes termination without cause or good reason.

The foregoing summary of Mr. Dionne’s:  (i) employment agreement; (ii) severance agreement; (iii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement  are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as Exhibits hereto, and which are incorporated herein in their entirety by reference.

Mr. Russell Richerson

On September 2, 2009, we entered into the following written agreements in connection with Mr. Richerson’s employment: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

(i)           Pursuant to the terms of the employment agreement, we will employ Russell Richerson as our Chief Operating  Officer for a term of 3 years.  As compensation for his services, Mr. Richerson shall receive a base salary of $200,000 per year.  In addition, Mr. Richerson is eligible to receive annual and discretionary bonuses as determined by the Board.  Mr. Richerson is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated and as described below.  As part of the agreement, Mr. Richerson was also granted options to purchase 775,000 shares of Common Stock with an exercise price of $1.50 per share.  The options were issued pursuant to the 2009 Executive Compensation Plan and vest upon the achievement of certain milestones as more fully described in the agreement.  The options have a term of 7 years.

(ii)           The proprietary information, inventions and competition agreement requires Mr. Richerson to maintain the confidentiality of our intellectual property as well as the assignment of any inventions made by Mr. Richerson during his employment.  The agreement also limits Mr. Richerson’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following end of his employment.

(iii)          The indemnification agreement provides for the indemnification and defense of Mr. Richerson, in the event of litigation, to the fullest extent permitted by law.

As part of the agreements, Mr. Richerson shall be entitled to the following payments in the event of termination:

							Accelerated Vesting of
Officer	Salary		Bonus		Health		Options*		Total

Russell Richerson
Terminated without cause (1)	$300,000	(2)	$0	(3)	$27,000	(4)	$0	(5)	$327,000
Terminated, change of control	—		—		—		—		—
Disability	$200,000		—		—		—		$200,000
Other	—		—		—		—		—

(1)	Also includes termination by Mr. Richerson with Good Reason
(2)	Represents 18 months of Mr. Richerson’s base salary.
(3)	There has been no bonus established for the current year.
(4)	Represents 18 months of Mr. Richerson’s monthly health care reimbursement of $1,500.
(5)	There does not presently exist a market for the Company’s securities. In the event of termination, Mr. Richerson’s 775,000 common stock options would vest and would remain exercisable for their term.

The foregoing summary of Mr. Richerson’s:  (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iii) indemnification agreement  are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as Exhibits hereto, and which are incorporated herein in their entirety by reference.

Outstanding Equity Awards at Fiscal Year-End

There were no unexercised options; stock that has not vested; equity incentive; or awards that were outstanding as of the end of the last completed fiscal year with regard to our Named Executive Officer.

Director Compensation

The following table summarizes the compensation for our board of directors for the fiscal year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)

Scott Ogilvie	$			25,225	(1)					$25,225

John Farah	$			18,052	(2)					$18,052

Richard Burgoon		$50,000	(3)	16,548	(4)(5)			4,203	(5)	$70,751

(1)
Includes: (i) options to purchase 100,000 common shares at $0.50 per share of which 50,000 options vested immediately with the balance vesting quarterly over a two year period commencing on March 31, 2008; and  (ii)  fully vested options to purchase 15,000 common shares at $1.00 per share.   As of December 31, 2008, Mr. Ogilvie had an aggregate of 115,000 options, 90,000 of which were vested.

(2)
Includes options to purchase 100,000 common shares at $0.50 per share of which 50,000 options vested immediately with the balance vesting quarterly over a two year period commencing on March 31, 2008.   As of December 31, 2008, Mr. Farah had an aggregate of 100,000 options, 75,000 of which were vested.

(3)	Includes 100,000 shares of common stock issued as compensation for services.

(4)
Includes options to purchase 100,000 common shares at $0.50 per share of which 50,000 options vested immediately with the balance vesting quarterly over a two year period commencing on March 31, 2008.   As of December 31, 2008, Mr. Burgoon had an aggregate of 100,000 options, 75,000 of which were vested.

(5)
On September 30, 2008, Mr. Burgoon resigned as a director.  As a result, we have reported his compensation as follows: (i) Option Awards of $16,548 attributed to 68,750 options vested through his termination date; and (ii) Other Compensation of $4,203 consisting of 31,250 options that will vest as compensation for services rendered subsequent to his resignation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our equity compensation plans as of December 31, 2008.

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2007 Stock Plan, as amended	575,000	$0.51	925,000	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	575,000	$0.00	925,000	(1)

(1)  Our 2007 Stock Plan, as amended, is considered an “Evergreen Plan.”  Pursuant to the terms of the plan, on the 1 st  day of each fiscal year, the number of shares issuable under the plan is increased to 1,500,000.  As of January 1, 2009, the number of securities remaining available for future issuance under the plan was 1,500,000.

2009 Executive Compensation Plan

On September 2, 2009, our Board of Directors approved the 2009 Executive Compensation Plan (“2009 Plan”).  The 2009 Plan permits the granting of up to 1,775,000 shares of our common stock through the issuance of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and Other Stock Based Awards to our executive officers.   As of the date of this prospectus, we have granted stock options to Messrs Dionne and Richerson to purchase 1,775,000 common shares.  Accordingly, there are no additional shares available for future grants.

The purpose of our 2009 Plan is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability.

Issuance of Awards. The issuance of awards under our 2007 Plan is at the discretion of the Committees, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we may grant stock options and restricted stock to employees, directors and consultants. Our 2009 Plan authorizes the issuance of up to 1,775,000 shares of our common stock for the foregoing awards. As of September 30, 2009, we had made awards under our 2009 Plan of 1,775,000 and there are 0 shares available for future awards.

Exercise Price for Options. The exercise price of Nonqualified Stock Options shall not be less than 85% of the fair market value per share on the date of grant. The exercise price per share for Incentive Stock Option grants must be no less than 100% of the fair market value per share on the date of grant. The exercise price per share for an incentive stock option grant to an employee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of GenSpera or any parent or subsidiary, must be no less than 110% of the fair market value per share on the date of grant.

Payment of Exercise Price. Generally, the option exercise price may be paid in cash, by check, by cashless exercise, by net exercise or by tender or attestation of ownership of shares having a fair market value not less than the exercise price and that either (A) have been owned by the optionee for more than six months and not used for another exercise by tender or attestation, or (B) were not acquired, directly or indirectly, from us.

Exercisability and Vesting. At the time an award is granted, the Committee must fix the period within which the award may be exercised and determine any conditions that must be satisfied before the award may be exercised.  The Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

Term of Options. The maximum term of an option granted under our 2009 Plan is ten years.

Transferability of Awards. Grants are nontransferable by the grantee other than by will or by the laws of descent and distribution and are exercisable during the grantee’s lifetime only by the grantee.

Change in Control. Our 2009 Plan provides that in the event of our merger with or into another corporation, the sale of substantially all of our assets, or the sale or exchange of more than 50% of our voting stock, each outstanding award shall be assumed or an equivalent award substituted by the surviving, continuing, successor or purchasing corporation or a parent thereof. The Committee may also deem an award assumed if the award confers the right to the award-holder to receive, for each share of stock subject to an award immediately prior to the change in control, the consideration that a stockholder is entitled on the effective date of the change in control. Upon a change in control, all outstanding options shall automatically accelerate and become fully exercisable and all restrictions and conditions on all outstanding restricted stock grants shall immediately lapse.

The summary information related to our 2009 Plan is not included in the summary table above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of these types.  Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is incorporated by reference from the section of this Prospectus entitled “Executive Compensation.”

Information regarding disclosure of compensation to a director is incorporated by reference from the section of this Prospectus entitled “Director Compensation.”

•
Between December 2003 and December 2006, we entered into five convertible notes with Craig Dionne, our Chief Executive Officer, pursuant to which we have borrowed an aggregate of $155,000. The notes bear an interest rate of 4.2% and mature at various dates through December 6, 2011. Interest accrued through February 29, 2008 was $15,859. On March 7, 2008 we issued 31,718 shares of common stock as payment of this amount.

•
On November 10, 2006, we issued options to purchase an aggregate of 150,000 common shares to the Company’s officers, directors and certain shareholders as compensation for services provided to the Company. The options vested at grant and have a term of 10 years. The options were granted as follows: (i) 111,250 to Mr. Burgoon, a former director; (ii) 8,875 to Mr. Dionne, a director and Chief Executive Officer; (iii) 10,000 to Mr. Richerson, our Chief Operating Officer; and (iv) 10,000 to each of Messrs. Isaacs and Denmeade, each an advisor to the Company and a beneficial owner of 5% or more of the Company’s common shares. The options had an exercise price of $0.01 and a term of 10 years.  The options were exercised in 2007 pursuant to their terms

•
On May 14, 2007, our Board of Directors approved the acceleration of outstanding common stock options that were previously issued to Messrs Isaacs and Denmeade, our Scientific Advisors, as compensation. As a result of the acceleration, 10,500 common stock options because immediately vested. The options have an exercise price of $0.0016 and a term of 10 years.

•	On January 7, 2008, we granted 100,000 shares of common stock, valued at $50,000, to a Mr. Burgoon, a former director, as compensation for serving on the board. The shares vested upon grant.

•
On February 1, 2008, we granted each of Messrs Isaacs and Denmeade, our Scientific Advisors, common stock purchase options to purchased 60,000 shares, as compensation for joining the Company’s scientific advisory board. The options have an exercise price of $0.50 per share. The options vest in equal installments quarterly over a period of three years commencing March 31, 2008, and lapse if unexercised on January 31, 2018.

•
In March of 2008, we granted options to purchase an aggregate of 300,000 (100,000 each) common shares to our directors Messrs Farah and Ogilvie as well as our former director Mr. Burgoon. Each director received options to purchase 100,000 common shares at an exercise price of $0.50 per share. Each director’s grant vests 50,000 upon grant with the balance vesting quarterly over a period of two years commencing March 31, 2008, and lapses if unexercised on April 1, 2018.

•
On March 11, 2008 we exercised our option to license certain intellectual property from Messrs Isaacs and Denmeade. As consideration for the option exercise, we paid each of Isaacs and Denmeade: (i) $37,995.90 which they immediately transferred to John Hopkins University as repayment of past patent costs; and (ii) $18,997 as a “gross-up” to pay for relevant tax consequences of the option exercise payment.

•	In April of 2008, Messrs Isaacs and Denmeade transferred to the Company their interest in the intellectual property licensed on March 11, 2008.

•
In October of 2008, we granted options to purchase an aggregate of 15,000 common shares to our director Scott Ogilvie at an exercise price of $1.00 per share. The options vested on the date of grant and lapse if unexercised on October 16, 2018.

•
On February 17, 2009, we entered into a modification with Craig Dionne, our Chief Executive Officer and Chairman with regard to our 4% Convertible Promissory Note issued to Mr. Dionne in the amount of $35,000.  Pursuant to the modification, Mr. Dionne agreed to extend the maturity date of the Note from December 2, 2008 to December 2, 2009.  Mr. Dionne had previously deferred repayment of the note.  As consideration for the modification, we issued Mr. Dionne a common stock purchase warrant entitling Mr. Dionne to purchase 11,000 shares of our common stock at a per share purchase price of $1.50.  The warrant has a five year term and contains certain anti-dilution provisions requiring us to adjust the exercise price and number of shares upon the occurrence of a stock split, stock dividends or stock consolidation.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of September 30, 2009, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

•	each of our current directors and nominees;

•	each of our current named executive officers; and

•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

	Common Stock
Name and Address of Beneficial Owner(1)	Shares	Shares Underlying Convertible Securities(2)	Total	Percent of Class(2)
Directors and named executive officers
Craig Dionne, PhD	2,438,662	959,432	3,398,094	20.9%
Russell B. Richerson, PhD(3)	925,000	512,500	1,437,500	9.1%
John M. Farah, PhD		93,750	93,750	*
Scott Ogilvie		102,500	102,500	*
All directors and executive officers as a group (4 persons)	3,363,662	1,668,182	5,031,844	29.7%
Beneficial Owners of 5% or more
John T. Isaacs, PhD(4)	1,271,528	35,000	1,306,528	8.5%
Samuel R. Denmeade, M.D (5)	1,271,528	35,000	1,306,528	8.5%

*	Less than one percent.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is GenSpera, Inc., 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258.

(2)
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrant. There are 15,292,281 shares of common stock issued and outstanding as of September 30, 2009.

(3)	5050 East Gleneagles Drive, Tucson, AZ 85718

(4)	13638 Poplar Hill Road, Phoenix, MD 21131

(5)	5112 Little Creek Drive, Ellicott City, MD 21043

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 10,985,791 shares of our common stock held by the stockholders named in the tables below (“Selling Stockholders”), which amount, includes common shares issuable upon the exercise of warrants held by the Selling Stockholders.  Of the shares being sold, 10,528,520 have been previously registered and this prospectus will constitute a post effective amendment to the respective registration statements.

Initial Registration

September 2, 2009 Offering

The majority of the shares being initially registered in this prospectus relate to our September 2, 2009 offering.  Pursuant to the terms of the offering, we sold an aggregate of 160,000 units resulting in gross proceeds of $240,000 or $1.50 per unit.  Each unit consists of: (i) one share of common stock; and (ii) one half common stock purchase warrant.  The warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.00.  The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.  The warrants are callable by us in the event our shares are publically traded in the future and certain price and volume conditions are met.  We paid a total of $23,100 in fees and expenses incurred in connection with the offering.  We also issued warrants to purchase 12,267, common shares, with identical terms to the warrant, as a partial finder’s fee in connection with the offering.    We are registering herein the: (i) 160,002 common shares, and (ii) 92,269 common shares underlying the warrants, issued pursuant to the offering.

Consultant Warrants and Common Shares

In addition to the shares issued or to be issued in connection with the September 2, 2009, we are registering 185,000 shares issued to consultants and service providers in exchange for services and reimbursement of expenses.  We are hereby registering: (i) 25,000 common shares, (ii) and 160,000 common shares underlying warrants.

The Selling Stockholders may exercise their warrants at any time in their sole discretion. All of the Selling Stockholders named below acquired their common stock and warrants directly from us in private transactions.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Shareholder and the amount and percentage of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have investment voting power for the Selling Shareholders and about material transactions between the Selling Shareholders and the Company.

The Selling Stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each Selling Stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock and warrants.

Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
The Alec and Evelyn Sabo Trust(3)(5)	133,334	66,667	200,001	1%	200,001	-	*
Walter H. Bass, LLC (3)(6)	20,000	32,934	52,934	*	42,267	10,667	*
Robert Scherne(3)	3,334	51,667	55,001	*	5,001	50,000	*
Craig Petralia(3)	1,667	834	2,501	*	2,501	-	*
Todd Shapiro(3)	1,667	834	2,501	*	2,501	-	*
The Verrazano Group, LLC(4)(7)		184,000	184,000	1%	100,000	84,000	*
Cataracta Aps(4)(8)		60,000	60,000	*	60,000	-	*
Treskerby Clinical Solutions, LLC(4)(9)	25,000		25,000	*	25,000	-	*
Total	185,002	396,936	581,938	4%	437,271	144,667	1%

(1)
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 15,292,281 common shares outstanding as of September 30, 2009.

(2)
Assumes the sale of all common shares initially registered pursuant to this registration statement but does not include shares previously registered which may be part of the Previously Registered Shares contained below.

(3)	Issued pursuant to September 2, 2009 Offering.

(4)	Consultant Warrants and Common Shares.

(5)	Evelyn P. Sabo, Trustee, has voting and dispositive control with respect to the securities being offered.

(6)	Walter Bass has voting and dispositive control with respect to the securities being offered.

(7)	Steven Chizzik, Managing Director has voting and dispositive control with respect to the securities being offered.

(8)	Soren Brogger Christensen, Ph.D. has voting and dispositive control with respect to the securities being offered. Dr. Christensen is one of our founders.

(9)	Suzanne Wilson has voting and dispositive control with respect to the securities being offered.

Previously Registered Shares

The shares previously registered related primarily to: (i) shares underlying warrants issued as a result of anti-dilution provisions (“Anti-Dilution Warrants”); (ii) shares and shares underlying warrants issued during our February 2009 offering (“2009 February Offering”); (iii) shares and shares underlying warrants issued during our June and July 2009 offering (“2009 June Offering”); (iv) shares and shares underlying warrants issued to consultants for services provided (“Consultant Warrants”); and (v) shares and shares underlying warrants issued during our July and August 2008 offering (“2008 July Offering”).

Anti-Dilution Warrants

In our 2008 Offering, we sold an aggregate of 2,320,000 units resulting in gross proceeds of $2,320,000 or $1.00 per unit. Each unit consisted of: (i) 1 share of common stock; and (ii) ½ common stock purchase warrant. The warrants have a term of 5 years and an exercise price of $2.00 per shares subject to certain anti-dilution adjustments.  During February of 2009 the Company completed the 2009 February Offering and sold an aggregate of $750,000 units at a price per unit of $1.50.  As a result of the 2009 February Offering, certain anti-dilution provisions in the warrants held by investors who participated in our July and August, 2008 offering were triggered.  The result of these anti-dilution provisions was that the exercise price of warrants issued during our July and August 2008 offering were reduced from $2.00 to $1.50; and we issued the investors in the offering warrants to purchase an additional 506,754 common shares at $1.50.  We are including herein the shares underlying 394,187 of the addition 506,754 warrants which we issued.

2009 February Offering

In February and April of 2009 we completed the offering of 500,000 units resulting in gross proceeds of $750,000 or $1.50 per unit.  Each unit consists of: (i) one share of common stock; and (ii) one half common stock purchase warrant.  The warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.00.  The Warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.  The warrants are callable by us in the event the Company’s shares are publically traded in the future and certain price and volume conditions are met.  We are including herein the: (i) 500,008 common shares, and (ii) 250,006 common shares underlying the warrants, issued pursuant to the 2009 February Offering.

2009 June Offering

In June and July of 2009 we completed the offering of 2,025,344 units resulting in gross proceeds of $3,038,000 or $1.50 per unit.  Each unit consists of: (i) one share of common stock; and (ii) one half common stock purchase warrant.  The warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.00.  The Warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.  The warrants are callable by us in the event the Company’s shares are publically traded in the future and certain price and volume conditions are met.  We are registering herein the: (i) 2,025,344 common shares, and (ii) 1,012,679 common shares underlying the warrants, issued pursuant to the June Offering.  We are including herein the: (i) 33,334 common shares; and (ii) 100,562 common shares underlying warrants, that were issued to finders in connection with the offering.

Consultant Warrants and Common Shares

We have issued shares and warrants to consultants and service providers in exchange for services and reimbursement of expenses.  We are registering 200,000 common shares underlying warrants that have been issued to consultants as compensation or for reimbursement of expenses.

2008 July Offering

In July and August of 2008 we completed the offering of 2,320,000 units resulting in gross proceeds of $2,320,000 or $1.00 per unit. Each unit consists of: (i) 1 share of common stock; and (ii) ½ common stock purchase warrant. The warrants have a term of 5 years and an exercise price of $2.00 per shares subject to certain anti-dilution adjustments. The warrants are also callable by the Company in the event the Company’s shares are publically traded in the future and certain price and volume conditions are met. As part of the offering, TR Winston & Company, LLC acted as the Company’s placement agent with respect to the transaction. Pursuant to a placement agent agreement with TR Winston & Company, LLC we agreed to the following compensation: (i) cash fee equal to 8% of gross proceeds raised, including any payments made to the Company upon the exercise of the warrants; (ii) the issuance of a warrant to purchase 8% of all securities issued; and (iii) payment of legal expenses totaling $20,000. Accordingly, we issued to TR Winston & Company, LLC a warrant to purchase 278,400 common shares of which 22,500 were assigned to Mercer Capital, Ltd. and associated persons for their assistance in the offering. The warrant has an exercise price per common shares of $2.00 and a term of 5 years. Also, as an accommodation to the Company, TR Winston & Company, LLC agreed to receive a convertible debenture in the principal amount of $163,600 and warrants to purchase an additional 81,800 common shares, in lieu of its $163,600 cash fee. The convertible debenture accrues interest at 5% per annum and has a maturity date of July 14, 2009. It is convertible into the shares of the Company’s common stock, at the sole discretion of the holder, at $1.00 per share subject to certain anti-dilution adjustments. The warrant has the same terms as those issued to investors in the offering.

The exercise price of the warrants issued as part of the 2008 July Offering have previously been adjusted to $1.50.

The Selling Stockholders may exercise their warrants at any time in their sole discretion. All of the Selling Stockholders named below acquired their common stock and warrants directly from us in private transactions.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Shareholder and the amount and percentage of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have investment voting power for the Selling Shareholders and about material transactions between the Selling Shareholders and the Company.

The Selling Stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each Selling Stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock and warrants.

Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Bristol Investment Fund, Ltd.(3)	500,000	166,667	666,667	4%	666,667	—	*
The JD Group, LLC(4)	500,000	—	500,000	3%	500,000	—	*
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnel Family Trust dtd 1-11-20(5)	375,000	83,334	458,334	*	83,334	375,000	2%
Richard Hull, PhD	295,000	33,334	328,334	2%	83,334	245,000	2%
IRA FBO J. Steven Emerson Rollover II Pershing LLC as Custodian	250,000	166,667	416,667	3%	416,667	—	*
T.R. Winston & Company, LLC (6)		337,700	337,700	2%	255,900	81,800	1%
Steven Michell Sack PSP U/A DTD 01/01/1994	200,000	66,667	266,667	2%	266,667	—	*
Steven Chizzik	245,000	—	245,000	2%	245,000	—	*
Kathryn F. Hopper	130,000	20,000	150,000	1%	150,000	—	*
Robert O'Mara	153,334	43,334	196,668	1%	196,668	—	*
Subhash C. Gulati	110,000	6,667	116,667	1%	116,667	—	*
Ajax Partners (7)	100,000	66,667	166,667	1%	166,667	—	*
JAG MULTI INVESTMENTS LLC (8)	100,000	66,667	166,667	1%	166,667	—	*
Robert R. Kauffman	100,000	66,667	166,667	1%	166,667	—	*
Steven Mitchell Sack	100,000	66,667	166,667	1%	166,667	—	*
New Giles, LLC (9)	75,000	50,000	125,000	1%	125,000	—	*
Samax Family Limited Partnership (10)	75,000	50,000	125,000	1%	125,000	—	*
Jay R. Solan	75,000	16,667	91,667	1%	91,667	—	*
Core Fund, L.P. (11)	100,000	—	100,000	1%	100,000	—	*
Bruce N. Barron & Jacqueline A. Barron	100,000	—	100,000	1%	100,000	—	*
Thomas E. Genna	100,000	—	100,000	1%	100,000	—	*
Richard W. Green	75,000	16,667	91,667	1%	91,667	—	*
D. Carl Lustig, III	75,000	50,000	125,000	1%	125,000	—	*
The Verrazano Group, LLC (12)	—	84,000	84,000	1%	84,000	—	*
Windermere Insurance Co. Ltd. (13)	50,000	33,334	83,334	1%	83,334	—	*
Christopher Miglino	50,000	33,334	83,334	1%	83,334	—	*
Doris Sutz Roth IRA	50,000	33,334	83,334	1%	83,334	—	*
Dr. Arnold Yoskowitz and Regina Yoskowitz	50,000	33,334	83,334	1%	83,334	—	*
Gerald B. Lichtenberger	50,000	33,334	83,334	1%	83,334	—	*
John Peter Christensen	50,000	33,334	83,334	1%	83,334	—	*
Joseph Giamanco	50,000	33,334	83,334	1%	83,334	—	*
Philip S. Sassower	50,000	33,334	83,334	1%	83,334	—	*

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Mitchell J. Sassower	50,000	33,334	83,334	1%	83,334	—	*
Jerry A. Lubliner, M.D.	50,000	33,334	83,334	1%	83,334	—	*
Beatrice Slomiuc	50,000	—	50,000	*	50,000	—	*
Chaim Slomiuc	50,000	—	50,000	*	50,000	—	*
David N. Baker	50,000	—	50,000	*	50,000	—	*
Equireal Leasing, Inc. (14)	50,000	—	50,000	*	50,000	—	*
Jeff Strauss & Mindy Schultheis	50,000	—	50,000	*	50,000	—	*
John Curley & Patricia Jennings Curley	50,000	—	50,000	*	50,000	—	*
Marie A. Karanfilian	50,000	—	50,000	*	50,000	—	*
Sheila Sugerman	50,000	—	50,000	*	50,000	—	*
Steven E. Holzel	50,000	—	50,000	*	50,000	—	*
Steven Shum	50,000	—	50,000	*	50,000	—	*
Alan Schwartz	25,000	16,667	41,667	*	41,667	—	*
Arthur Dunkin	25,000	16,667	41,667	*	41,667	—	*
Faith Griffin & John A. Lenhart JTWROS	25,000	16,667	41,667	*	41,667	—	*
IRA FBO John Curley, Pershing LLC as Custodian	25,000	16,667	41,667	*	41,667	—	*
Patrick Hund	25,000	16,667	41,667	*	41,667	—	*
Rhonda Wesolak, Individual Retirement Account, RBC Capital Markets Corp Cust	25,000	16,667	41,667	*	41,667	—	*
John G. Korman	25,000	16,667	41,667	*	41,667	—	*
A.C. Providenti	25,000	16,667	41,667	*	41,667	—	*
Benjamin Hill	21,667	13,334	35,001	*	35,001	—	*
John Toedtman	20,000	—	20,000	*	20,000	—	*
Donald L. Stahl	12,500	8,334	20,834	*	20,834	—	*
Leslie M. James	12,500	8,334	20,834	*	20,834	—	*
Nathan Sugerman	12,500	8,334	20,834	*	20,834	—	*
Robert B. Greene	12,500	8,334	20,834	*	20,834	—	*
Klaus Peter Eichner	12,500	8,334	20,834	*	20,834	—	*
Gary J. Faden	12,500	8,334	20,834	*	20,834	—	*
Mercer Capital, Ltd. (15)	—	20,667	20,667	*	20,667	—	*
Andrew B. Dorman	—	5,667	5,667	*	5,667	—	*
David S. Lustig	—	2,774	2,774	*	2,774	—	*
Nicole H. Tavernier	—	667	667	*	667	—	*

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
Mark P. Eichner	—	227	227	*	227	—	*
Jeffrey J. Kraws	—	25,000	25,000	*	25,000	—	*
Karen B. Goldfarb	—	25,000	25,000	*	25,000	—	*
Kemmerer Resources Corp. (16)	—	150,000	150,000	1%	150,000	—	*
John L. Kemmerer, JR. 1970 Trust (17)	690,000	345,000	1,035,000	7%	1,035,000	—	*
Photon Global Ltd. (18)	333,334	166,667	500,001	3%	500,001	—	*
Gregory P. Zeller	166,667	83,334	250,001	2%	250,001	—	*
Far Hills Capital, LLC (19)	133,334	66,667	200,001	1%	200,001	—	*
Cynthia P. Stafford Trust	133,334	66,667	200,001	1%	200,001	—	*
Jonathan Meyers	66,667	33,334	100,001	1%	100,001	—	*
Gene Mulvihill	66,667	33,334	100,001	1%	100,001	—	*
Robert L. and Natacha Stafford	66,667	33,334	100,001	1%	100,001	—	*
Horemheb Investments, LLC (20)	66,667	33,334	100,001	1%	100,001	—	*
Robert L. Stafford Jr. Trust	66,667	33,334	100,001	1%	100,001	—	*
Equity Trust Company, d.b.a. Sterling Trust, Custodian FBO: John Sanderford	46,667	23,334	70,001	*	70,001	—	*
Peter Cunningham	33,334	16,667	50,001	*	50,001	—	*
Gordon W. Clark, Jr.	33,334	16,667	50,001	*	50,001	—	*
Edward J. Foley, III	33,334	16,667	50,001	*	50,001	—	*
Held Under Will of Joan P. Foley FBO Edward J. Foley, III - Lifetime Trust	33,334	16,667	50,001	*	50,001	—	*
Edward J. Foley, III, 2009 GRAT	33,334	16,667	50,001	*	50,001	—	*
Francis O'Connor	33,334	16,667	50,001	*	50,001	—	*
Frank E. Walsh, III	33,334	16,667	50,001	*	50,001	—	*
Bass Family Trust	33,334	16,667	50,001	*	50,001	—	*
Brian Thebault	33,334	16,667	50,001	*	50,001	—	*
Voiceified Technologies, LLC (21)	33,334	16,667	50,001	*	50,001	—	*
Kihong Kwon, M.D.	33,334	16,667	50,001	*	50,001	—	*
Iroquois Master Fund, Ltd. (22)	33,334	16,667	50,001	*	50,001	—	*
Roxy Transportation Co., Inc. (23)	25,000	12,500	37,500	*	37,500	—	*
William Stewart	22,223	11,112	33,335	*	33,335	—	*
Bernard B. Markey	22,223	11,112	33,335	*	33,335	—	*
Diamond II Investments, LLC (24)	22,223	11,112	33,335	*	33,335	—	*
Ravenwood Partners, LLC (25)	20,000	10,000	30,000	*	30,000	—	*

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
John Sanderford	20,000	10,000	30,000	*	30,000	—	*
Terry Sholty Strada	16,667	8,334	25,001	*	25,001	—	*
John Amorosa	16,667	8,334	25,001	*	25,001	—	*
Glen Bliwise	16,667	8,334	25,001	*	25,001	—	*
Joseph C. Roselle	16,667	8,334	25,001	*	25,001	—	*
Schuyler L. Merrihew	16,667	8,334	25,001	*	25,001	—	*
Kihong Kwon, M.D., Custodian, UGMA for Connor Merrihew	16,000	8,000	24,000	*	24,000	—	*
Kihong Kwon, M.D., Custodian, UGMA for Mason Kwon	16,000	8,000	24,000	*	24,000	—	*
Timothy V. O'Connor	10,000	5,000	15,000	*	15,000	—	*
Jarmila Cunningham	8,334	4,167	12,501	*	12,501	—	*
Bernard B. Markey, Individual 401(K) ETRADE Custodian	6,667	3,334	10,001	*	10,001	—	*
Timothy V. O'Connor Roth IRA	6,667	3,334	10,001	*	10,001	—	*
Brandon Hill	3,334	1,667	5,001	*	5,001	—	*
Sequoia Global Partners, LLC (26)	—	73,228	73,228	*	73,228	—	*
Walter H. Bass, LLC (26)	—	10,667	10,667	*	10,667	—	*
	7,668,686	3,561,634	11,230,320	70%	10,528,520	701,800	5%

* Represents less than 1%

**Unless otherwise stated, the individuals with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.

(1)           Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 15,292,281 common shares outstanding as of September 30, 2009.

(2)           Assumes the sale of all common shares previously registered and included herein but does not include shares initially being registered which may be part of the Initial Registration shares contained above.

(3)           Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(4)           John Davies, Manager, is the person with voting and dispositive control with respect to the securities being offered.

(5)           G. Tyler Runnels and Jasmine Niklas Runnels, as Trustees, have voting and dispositive control with respect to the securities being offered.

(6)           G. Tyler Runnels, as President, has voting and dispositive control with respect to the securities being offered. Mr. Runnels is an associated person of TR Winston & Company, LLC.

(7)           Richard Stone, Managing Partner, has voting and dispositive control with respect to the securities being offered.

(8)           James Coren, member has voting and dispositive control with respect to the securities being offered.

(9)           Leonard Pearlman, Managing Director, has voting and dispositive control with respect to the securities being offered.

(10)           Andrew Margulies, General Partner, has voting and dispositive control with respect to the securities being offered.

(11)           Steve Shum, Managing Director, has voting and dispositive control with respect to the securities being offered.

(12)           Stephen Chizzik has voting and dispositive control with respect to the securities being offered.

(13)           John Scardino, Director, has voting and dispositive control with respect to the securities being offered.

(14)           Andrew Margulies, Vice President, has voting and dispositive control with respect to the securities being offered.

(15)           Anthony Salino has voting and dispositive control with respect to the securities being offered by Mercer Capital, Ltd.

(16)           John L Kemmerer, III has voting and dispositive control with respect to the securities being offered.

(17)           Peter F. Nejes and Dennis Powers, as trustees, have voting and dispositive control with respect to the securities being offered.

(18)           Rene de Villiers has voting and dispositive control with respect to the securities being offered.

(19)           Steve Sciaretta has voting and dispositive control with respect to the securities being offered.

(20)           Robert Stafford, Jr. has voting and dispositive control with respect to the securities being offered.

(21)           Robert L. Magaletta has voting and dispositive control with respect to the securities being offered.

(22)           Joshua Silverman has voting and dispositive control with respect to the securities being offered by Iroquois Master Fund Ltd.  Mr. Silverman disclaims beneficial ownership of the shares.

(23)           Peter C. Cunningham, has voting and dispositive control with respect to the securities being offered.

(24)           Lorrie Allegra has voting and dispositive control with respect to the securities being offered.

(25)           Greg Bolloten has voting and dispositive control with respect to the securities being offered.

(26)           Greg Bolloten has voting and dispositive control with respect to the securities being offered.

DESCRIPTION OF SECURITIES

General

As of September 30, 2009, our authorized capital stock consisted of:

•	80,000,000 shares of common stock, par value $0.0001; and

•	10,000,000 shares of “blank check” preferred stock, par value $0.0001.

As of September 30, 2009, 15,292,281 shares of common stock were issued and outstanding and 0 shares of preferred stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Delaware General Corporation Law, as amended, or the DGCL.

Set forth below is a summary description of all the material terms of our common stock and warrants. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of warrants, each of which is filed as an exhibit to this registration statement.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.  As of September 30, 2009, 15,292,281 shares of common stock were issued and outstanding.

Preferred Stock

We may issue our preferred shares from time to time in one or more series as determined by our board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders. As of July 31, 2009 there were no shares of our preferred stock issued and outstanding.

Warrants

Anti-Dilution Warrants

The warrants have a term of 5 years and an exercise price of $1.50 per shares subject to anti-dilution adjustments.  The anti-dilution adjustments provide for adjustment of the warrant exercise price and number of shares issuable upon exercise in the event the Company: (i) declares a stock dividend or split; (ii) undertakes subsequent equity sales are a price below $1.50 per share; (iii) undertakes a rights offering; (iv) there is a pro-rata distribution to the Company’s shareholders; or (v) in the event of a fundamental transaction. The warrants are also callable by the Company in the event: (a) the Company’s shares are publically traded in the future; (b) the shares trade above $4.00 per share for 20 consecutive trading days; (c) the average daily volume over the 20 consecutive trading days exceeds 75,000; and (d) there is an effective registration statement covering the underlying shares.

2009 February and June Offering Warrants

In connection with our February and June Offerings we issued the investors in those offerings warrants.  The warrants have a term of 5 years and an exercise price of $3.00 per shares subject to anti-dilution adjustments.  The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.   The provisions do not provide for any adjustment in the event of subsequent equity sales or transactions.   The warrants are also callable by the Company in the event: (a) the Company’s shares are publically traded in the future; (b) the shares trade above $5.00 per share for 20 consecutive trading days; (c) the average daily volume over the 20 consecutive trading days exceeds 75,000; and (d) there is an effective registration statement covering the underlying shares.

Consultant Warrants and Common Shares

The terms of the consultant warrants are typically negotiated on an individual basis.  Notwithstanding, the warrants typically have a term of five years and an exercise price equal to or greater than the last previously completed offering.  The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.   The provisions do not provide for any adjustment in the event of subsequent equity sales or transactions.

2008 June Offering Warrants

The warrants have a term of 5 years and an exercise price of $1.50 per shares subject to anti-dilution adjustments.  The anti-dilution adjustments provide for adjustment of the warrant exercise price and number of shares issuable upon exercise in the event the Company: (i) declares a stock dividend or split; (ii) undertakes subsequent equity sales are a price below $1.50 per share; (iii) undertakes a rights offering; (iv) there is a pro-rata distribution to the Company’s shareholders; or (v) in the event of a fundamental transaction. The warrants are also callable by the Company in the event: (a) the Company’s shares are publically traded in the future; (b) the shares trade above $4.00 per share for 20 consecutive trading days; (c) the average daily volume over the 20 consecutive trading days exceeds 75,000; and (d) there is an effective registration statement covering the underlying shares.

The warrants previously had an exercise price of $2.00.  Upon the closing of the 2009 February and June Offerings, the warrant exercise price adjusted to $1.50.

Registration Rights

Since inception, we have completed a number of private offerings.  As part of the private placement, we entered into a registration rights agreements with the investors under which we agreed to file the registration statement of which this prospectus is a part in order to register (1) the common shares issued in the private placement; and (2) the common shares issuable upon the exercise of the warrants.

The registration rights agreement required us to use our best efforts to:

•	file the registration statement with in certain period of time after a triggering event, usually the first closing (“Filing Deadline”);

•	have the registration agreement declared effective within a certain amount of days after the Filing Deadline (“Effectiveness Deadline”); and

•
maintain the registration statement continuously effective until the date that the shares covered by this prospectus may be sold pursuant to Rule 144 of the Securities Act without any manner of sale or volume restrictions.

If we fail to file the registration statement by the Filing Deadline, have the registration statement declared effective by the Effectiveness Deadline, or the registration statement does not stay effective, we are obligated to pay the holder a penalty.

The exact Filing Deadline, Effective Deadline, amount of penalty and the form of payment is determined on a transaction by transaction basis.  For a more complete description of our obligations under each registration statement, we refer you to the form of each such registration rights agreements filed as exhibits to this registration statement.

MARKET FOR COMMON EQUITY & RELATED STOCKHOLDER MATTERS

Market Information & Holders

On September 18, 2009, our common shares began quotation on the OTCBB under the trading symbol of GNSZ.  As of the date of this prospectus, the trading in our common shares is limited and accordingly, no public market exists.  Private sales or transfers are permitted under the respective state and Federal securities laws, subject to compliance with exemptions set forth under the respective statutory guidelines.  As of September 30, 2009, we had 124 common shareholders of record.

Options, Warrants and Convertible Securities

As of September 30, 2009, there were outstanding common share purchase options, warrants and convertible securities entitling the holders to purchase up to 7,884,502 common shares at exercise prices between $0.50 and $3.00 with an average weighted exercise price of $1.63 per share.

SHARES ELIGIBLE FOR FUTURE SALE

To date, there has been no market for our common stock. In the event a public market for our shares develops, future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices from time to time. Further, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sale of Restricted Shares

As of September 30,2009 we will have 15,292,281 shares of common stock outstanding.  Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our “affiliates” as that term is defined in Rule  144 under the Securities Act. In general, affiliates include executive officers, directors, and 10% stockholders. Shares purchased by affiliates will remain subject to the resale limitations of Rule 144.

Upon completion of this offering, 8,870,958 shares of common stock will be “restricted securities,” as that term is defined in Rule  144 under the Securities Act and as a result of Lock-Up Agreements as discussed below. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under rules  144 or 701 under the Securities Act, which are summarized below.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 of the Securities Act, the shares of our common stock (excluding the shares sold in this offering or issuable upon the exercise or conversion of a security) will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus	6,421,323
Within 90 days after the date of this prospectus	8,980,001
Between 90 and 360 days after the date of this prospectus(1)	15,292,281
365 days after the effective date of this prospectus(1)	15,292,281

(1) shares may be subject to volume limitations as a result of certain shareholders affiliate status.

Lock-Up Agreements

Our directors, executive officers, and certain other stockholders are subject to lock up agreements, generally providing that they will not offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them until December 31, 2009.  Despite possible earlier eligibility for sale under the provisions of Rules 144 and 701, shares subject to lock-up agreements will not be salable until these agreements expire or are waived by prior investors.  The Lock-Up Agreements were entered into in connection with our July and August 2008 offering.  Approximately 6,312,280 of our outstanding shares of common stock will be subject to such lock-up agreements.

Rule 144

Generally, Rule 144 (as amended effective February 15, 2008) provides that an affiliate who has beneficially owned “restricted” shares of our common stock for at least six months will be entitled to sell on the open market in brokers’ transactions, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

In addition, sales under Rule 144 are subject to requirements with respect to manner of sale, notice, and the availability of current public information about us.

In the event that any person who is deemed to be our affiliate purchases shares of our common stock in this offering or acquires shares of our common stock pursuant to one of our employee benefits plans, sales under Rule 144 of the shares held by that person are subject to the volume limitations and other restrictions described in the preceding two paragraphs.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Rule 701

Under Rule 701, each of our employees, officers, directors, and consultants who purchased shares pursuant to a written compensatory plan or contract is eligible to resell these shares 90 days after the effective date of this offering in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule  144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule  144.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act as soon as practicable after the completion of this offering for shares issued upon the exercise of options and shares to be issued under our employee benefit plans. As a result, any shares acquired upon the exercise of such options will be freely tradable in the public market.

PLAN OF DISTRIBUTION

The Selling Stockholders may sell their shares at a price of $1.50 per share or at prevailing market prices or privately negotiated prices.  Thereafter, the Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange in which a market develops or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “ Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Any securities acquired by an underwriter or related persons during 180 days prior to the filing date of this prospectus or after the filing date of this registration statement shall be deemed to be underwriting compensation by FIINRA.  Securities excluded from underwriting compensation pursuant to FINRA Rule 2710(d)(5), shall not be directly or indirectly be offered, sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the effective date of this registration statement except as provided for in FINRA Rule 2710(g)(2).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

LEGAL MATTERS

The Silvestre Law Group, P.C. will issue a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The financial statements as of December 31, 2008 and 2007 and for each interim period since December 31, 2008, included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the report of RBSM LLP, our independent registered public accounting firm, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares of common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We will file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov and at our website at http://www.genspera.com. We will furnish our stockholders with annual reports containing audited financial statements.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
GenSpera Inc.
San Antonio, TX

We have audited the accompanying balance sheets of GenSpera Inc., a development stage company, as of December 31, 2008 and 2007, and the related statements of losses, statement of stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2008 and the period November 21, 2003 (date of inception) through December 31, 2008. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenSpera Inc., a development stage company, at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008 and the period November 21, 2003 (date of inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has a generated negative cash outflows from operating activities, experienced recurring net operating losses, and is dependent on securing additional equity and debt financing to support its business efforts. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP
New York, New York	RBSM LLP
March 30, 2009

GENSPERA INC.
(A Development Stage Company)
BALANCE SHEETS
DECEMBER 31,2008 and 2007

	2008	2007
Assets

Current assets:
Cash	$534,290	$590,435

Total current assets	534,290	590,435

Intangible assets, net of accumulated amortization of $11,511	172,657	-

Total assets	$706,947	$590,435

Liabilities and stockholders' equity

Current liabilities:

Accounts payable and accrued expenses	$238,817	$3,874
Accrued interest - stockholder	5,399	14,800
Convertible note payable - stockholder, current portion	50,000	35,000

Total current liabilities	294,216	53,674

Convertible note payable, net of discount of $11,046	152,554	-
Convertible notes payable - stockholder, long term portion	105,000	120,000

Total liabilities	551,770	173,674

Commitments and contingencies

Stockholders' equity:

Preferred stock, par value $.0001 per share; 10,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, par value $.0001 per share; 80,000,000 shares authorized,
12,486,718 and 9,035,000 shares issued and outstanding	1,249	904
Additional paid-in capital	4,922,174	1,857,842
Deficit accumulated during the development stage	(4,768,246)	(1,441,985)

Total stockholders' equity	155,177	416,761

Total liabilities and stockholders' equity	$706,947	$590,435

See accompanying notes to financial statements.

GENSPERA, INC.
(A Development Stage Company)
STATEMENTS OF LOSSES
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2008

			Cumulative Period
			from November 21, 2003
			(date of inception) to
	Years ended December 31,		December 31,
	2008	2007	2008

Operating expenses:
General and administrative expenses	$854,294	$389,799	$1,289,542
Research and development	2,432,991	294,440	3,424,407

Total operating expenses	3,287,285	684,239	4,713,949

Loss from operations	(3,287,285)	(684,239)	(4,713,949)

Finance cost	(39,789)	-	(39,789)
Interest income (expense), net	813	(6,960)	(14,508)

Loss before provision for income taxes	(3,326,261)	(691,199)	(4,768,246)

Provision for income taxes	-	-	-

Net loss	$(3,326,261)	$(691,199)	$(4,768,246)

Net loss per common share, basic and diluted	$(0.30)	$(0.10)

Weighted average shares outstanding	11,030,657	7,103,904

See accompanying notes to financial statements.

GENSPERA, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2008

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, November 21, 2003	-	$-	$-	$-	$-

Sale of common stock to founders at $0.0001
per share in November, 2003	6,100,000	610	(510)	-	100

Contributed services	-	-	120,000	-	120,000

Net loss	-	-	-	(125,127)	(125,127)

Balance, December 31, 2003	6,100,000	610	119,490	(125,127)	(5,027)

Contributed services	-	-	192,000	-	192,000

Stock based compensation	-	-	24,102	-	24,102

Net loss	-	-	-	(253,621)	(253,621)

Balance, December 31, 2004	6,100,000	610	335,592	(378,748)	(42,546)

Contributed services	-	-	48,000	-	48,000

Stock based compensation	-	-	24,100	-	24,100

Net loss	-	-	-	(126,968)	(126,968)

Balance, December 31, 2005	6,100,000	610	407,692	(505,716)	(97,414)

Contributed services	-	-	144,000	-	144,000

Stock based compensation	-	-	42,162	-	42,162

Net loss	-	-	-	(245,070)	(245,070)

Balance, December 31, 2006	6,100,000	610	593,854	(750,786)	(156,322)

Shares sold for cash at $0.50 per share
in November, 2007	1,300,000	130	649,870	-	650,000

Shares issued for services	735,000	74	367,426	-	367,500

Contributed services	-	-	220,000	-	220,000

Stock based compensation	-	-	24,082	-	24,082

Exercise of options for cash at $0.003 per share
in March and June, 2007	900,000	90	2,610	-	2,700

Net loss	-	-	-	(691,199)	(691,199)

Balance, December 31, 2007	9,035,000	904	1,857,842	(1,441,985)	416,761

Exercise of options for cash at $0.50 per share
on March 7,2008	1,000,000	100	499,900	-	500,000

Sale of common stock and warrants at $1.00 per
share - July and August 2008	2,320,000	232	2,319,768	-	2,320,000

Cost of sale of common stock and warrants	-	-	(205,600)	-	(205,600)

Shares issued for accrued interest	31,718	3	15,856	-	15,859

Shares issued for services	100,000	10	49,990	-	50,000

Stock based compensation	-	-	313,743	-	313,743

Contributed services	-	-	50,000	-	50,000

Beneficial conversion feature of convertible debt	-	-	20,675	-	20,675

Net loss	-	-	-	(3,326,261)	(3,326,261)

Balance, December 31, 2008	12,486,718	$1,249	$4,922,174	$(4,768,246)	$155,177

See accompanying notes to financial statements.

GENSPERA, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2008

			Cumulative Period
			from November 21, 2003
			(date of inception) to
	Years ended December 31,		December 31,
	2008	2007	2008

Cash flows from operating activities:
Net loss	$(3,326,261)	$(691,199)	$(4,768,246)
Adjustments to reconcile net loss to net
cash used in operating activities:
Amortization	11,511	-	11,511
Stock based compensation	363,743	391,582	845,689
Contributed services	50,000	220,000	774,000
Amortization of debt discount	9,629	-	9,629
Increase in accounts payable and accrued expenses	241,401	1,589	260,075

Cash used in operating activities	(2,649,977)	(78,028)	(2,867,342)

Cash flows from investing activities:
Acquisition of intangibles	(184,168)	-	(184,168)

Cash used in investing activities	(184,168)	-	(184,168)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	2,778,000	652,700	3,430,800
Proceeds from convertible notes - stockholder	-	-	155,000

Cash provided by financing activities	2,778,000	652,700	3,585,800

Net increase (decrease) in cash	(56,145)	574,672	534,290
Cash, beginning of period	590,435	15,763	-
Cash, end of period	$534,290	$590,435	$534,290

Supplemental cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash financial activities:
Accrued interest paid with common stock	$15,859	$-
Convertible note issued as payment of placement fees	163,600	-
Fair value of warrants issued with convertible debt recorded
as debt discount	20,675	-

See accompanying notes to financial statements.

GENSPERA, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2008

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

GenSpera Inc. (“we”, “us”, “ our company “, “our”,   “GenSpera” or the “Company” ) was formed under the laws of the State of Delaware in 2003. We are a development stage company, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7. GenSpera, Inc. is a pharmaceutical company focused on the development of targeted cancer therapeutics for the treatment of cancerous tumors, including breast, prostate, bladder and kidney cancer. Our operations are based in San Antonio, Texas.

To date, we have generated no sales revenues, have incurred significant expenses and have sustained losses. Consequently, our operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception on November 21, 2003 through December 31, 2008, we have accumulated losses of $4,768,246.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during years ended December 31, 2008 and 2007 the Company incurred losses of $3,326,261 and $691,199 respectively. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

In order to address our capital requirements, we intend to seek to raise additional cash for working capital purposes through the public or private sales of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity issues.

The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Research and Development

Research and development costs include expenses incurred by the Company for research and development of therapeutic agents for the treatment of cancer and are charged to operations as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, and compensation and consulting costs.

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (cont’d)

GenSpera incurred research and development expenses of $2,432,991, $294,440 and $3,424,407 for the years ended December 31, 2008 and 2007, and from November 21, 2003 (inception) through December 31, 2008, respectively.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed insured limits. We have not experienced any losses in our accounts.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of applicable government mandated insurance limits. At December 31, 2008, deposits exceeded current insurance limits by approximately $284,000.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Intangible Assets

Intangible assets consist of 5 issued patents and 3 patent applications pending worldwide (see Note 4). These patents and patent applications cover the intellectual property underlying our technology. The assets are recorded at cost. The patents are being amortized on the straight line basis over their estimated useful lives of twelve years.

Loss Per Share

We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. There were 3,713,598 common share equivalents at December 31, 2008 and 339,600 at December 31, 2007. For the years ended December 31, 2008 and 2007, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Income Taxes

We have adopted the provisions of SFAS No. 109 "Accounting for Income Taxes"("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Codes are met. A valuation allowance is recorded to reduce a deferred tax asset to that portion that is expected to more likely than not be realized.

In July 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the recognition threshold and measurement of a tax position taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. The adoption of FIN 48 did not have any effect on the Company’s financial position or results of operations.

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (cont’d)

Stock-Based Compensation

We account for our share-based compensation under the provisions of FASB Statement No. 123(R), “Share-Based Payment”, (“FAS 123R”). We adopted FAS 123R as of January 1, 2006, using the modified prospective application method. Prior to January 1, 2006 we applied the provisions of FAS 123, “Accounting for Stock-Based Compensation”.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  It establishes a fair value hierarchy and expands disclosures about fair value measurements in both interim and annual periods. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company adopted SFAS 157 on January 1, 2008 which did not have a material impact on its consolidated financial position and results of operations. The Company also adopted the deferral provisions of the Financial Accounting Standards Board Staff Position No. 157-2, which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities until fiscal years beginning after November 15, 2008.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  SFAS No. 157 also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices for identical assets and liabilities in active markets;

Level 2 — Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable  in active markets; and

Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company designates cash equivalents as Level 1. As of December 31, 2008 and 2007, the Company did not have any cash equivalents, therefore there were no assets measured at fair value.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS 159 permits entities to measure eligible assets and liabilities at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company adopted SFAS 159 on January 1, 2008 and did not elect the fair value option which did not have a material impact on its financial position and results of operations.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141R, Business Combinations , and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements,    an amendment of ARB No. 51 ..  These new standards significantly change the accounting for and reporting of business combination transactions and noncontrolling interests (previously referred to as minority interests) in consolidated financial statements.  Both standards are effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. These Statements are effective for the Company beginning on January 1, 2009.  The Company is currently evaluating the provisions of FAS 141(R) and FAS 160.

 In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities,    an amendment of FASB Statement No. 133 . This new standard enhances the disclosure requirements related to derivative instruments and hedging activities required by FASB Statement No. 133 ..  This standard is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company adopted the required provisions of SFAS 161 on January 1, 2008 and the adoption did not have a significant impact on its financial position and results of operations.

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (cont’d)

In June 2008, the FASB issued Emerging Issues Task Force No. 07-5 (EITF 07-5), Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. EITF 07-5 requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. Instruments not indexed to their own stock fail to meet the scope exception of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, paragraph 11(a), and should be classified as a liability and marked-to-market. The statement is effective for fiscal years beginning after December 15, 2008 and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings. The Company has assessed its outstanding equity-linked financial instruments and has concluded that effective January 1, 2009, warrants issued during 2008 with a fair value of $734,617 on December 31, 2008 will need to be reclassified from equity to a liability. The cumulative effect of the change in accounting principle on January 1, 2009 will be a $290,455 increase to the deficit accumulated during development stage.

NOTE 2 - CAPITAL STOCK AND STOCKHOLDER’S EQUITY

We are authorized to issue 80,000,000 shares of common stock with a par value of $.0001 per share and 10,000,000 shares of preferred stock with a par value of $.0001 per share.

Our Chief Executive Officer has provided his services without compensation from inception through November 2007. We have recorded compensation expense for these contributed services, with the corresponding credit to additional paid-in capital. For the year ended December 31, 2007, we have recorded compensation expense of $220,000. Our Chief Operating Officer provided his services without compensation for the second quarter of 2008. We have recorded compensation expense for these contributed services in the amount of $50,000, with the corresponding credit to additional paid-in capital. For the period from November 21, 2003 to December 31, 2008, compensation expense for contributed services aggregated $774,000.

On January 1, 2008, we granted a total of 1,000,000 common stock warrants to consultants for financial services. The warrants have an exercise price of $0.50 per share. The warrants vested upon grant. We have recorded an expense of $89,680 during 2008 related to the fair value of the warrants that vested during that period, using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 3.2%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 89%; and (4) an expected life of the warrants of .25 years. The warrants were exercised during March and we received proceeds of $500,000.

On January 7, 2008, we granted 100,000 shares of common stock, valued at $50,000, to a director as payment for services. The shares were vested upon grant.

On February 1, 2008, we granted a total of 240,000 common stock options to members of our Scientific Advisory Board. The options have an exercise price of $0.50 per share. The options vest in equal installments quarterly over a period of three years commencing March 31, 2008, and lapse if unexercised on January 31, 2018. We have recorded an expense of $35,643 during 2008 related to the fair value of the options that vested during that period, using the Black-Scholes method based on the following weighted average assumptions:  (1) risk free interest rate of 2.2%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 111%; and (4) an expected life of the options of 2 years.

On February 11, 2008, we granted a total of 100,000 common stock options to a consultant for investor relation services. The options have an exercise price of $0.50 per share and expire if unexercised on February 11, 2013. The options vest 20,000 upon grant and 80,000 upon the attainment of certain financial milestones. Any options not vesting by June 30, 2008 terminate on that date. Of the 80,000 options subject to the attainment of financial milestones, 64,000 vested on June 30, 2008 and the balance were terminated. We have recorded an expense of $21,906 during 2008 related to the fair value of the options that vested during that period, using the Black-Scholes method based on the following weighted average assumptions:  (1) risk free interest rate of 2.7%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 97%; and (4) an expected life of the options of 2 years.

On February 11, 2008, we granted a total of 20,000 common stock options to a consultant for professional services. The options have an exercise price of $0.50 per share. The options vest in equal installments quarterly over a period of one year commencing March 31, 2008, and lapse if unexercised on February 11, 2018. We have recorded an expense of $8,910 during 2008 related to the fair value of the options that vested during that period, using the Black-Scholes method based on the following weighted average assumptions:  (1) risk free interest rate of 2.2%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 111%; and (4) an expected life of the options of 2 years.

NOTE 2 - CAPITAL STOCK AND STOCKHOLDER’S EQUITY (cont’d)

On March 6, 2008, we granted a total of 1,000,000 common stock warrants to consultants for financial services. The warrants have an exercise price of $1.00 per share. The warrants vested upon grant and expire if unexercised on March 6, 2011. We have recorded an expense of $76,338 during 2008 related to the fair value of the warrants that vested during that period, using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 2%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 89%; and (4) an expected life of the warrants of 1 year.

During March 2008, we granted to each of three new members of our board of directors, as compensation for serving on our board of directors, options to purchase 100,000 common shares at $0.50 per share, reflecting the fair market value of the shares as of that date. The options vest 50,000 each upon grant with the balance vesting quarterly over a period of two years commencing March 31, 2008, and lapse if unexercised on April 1, 2018. The 300,000 options have been valued at $72,208 at the date of grant using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 2%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 100%; and (4) an expected life of the options of 2 years. We have recorded an expense of $52,652 during 2008 based on the options that vested during that period. On September 30, 2008 one of the directors resigned from the board, but will continue to perform services as a consultant. His remaining options, totaling 31,250 options, will be valued and recorded as compensation as they vest. During the fourth quarter of 2008, 6,250 options vested. We have recorded an expense of $4,203 related to the fair value of these options, using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.9%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 144%; and (4) an expected life of the options of 2 years.

On March 7, 2008, we issued 31,718 shares of common stock to our president and chief executive officer as payment of accrued interest in the amount of $15,859. Of this amount, $14,800 had been accrued at December 31, 2007.

During July and August of 2008, we sold an aggregate of 2,320,000 units resulting in gross proceeds of $2,320,000 or $1.00 per unit. Net cash received was $2,278,000. Each unit consists of 1 share of common stock and ½ common stock purchase warrant. The warrants have a term of 5 years and an exercise price of $2.00 per share subject to certain anti-dilution adjustments. The fair value of the warrants has been recorded as permanent equity since the warrants are exercisable into unregistered shares of our common stock and do not contain any net cash settlement provisions. The warrants are also callable by the Company in the event the Company’s shares are publically traded in the future and certain price and volume conditions are met.

TR Winston & Company, LLC (“TR Winston”) acted as the Company’s placement agent with respect to the transaction. Pursuant to a placement agent agreement with TR Winston we agreed to the following compensation: (i) cash fee equal to 8% of gross proceeds raised, including any payments made to the Company upon the exercise of the warrants; (ii) the issuance of a warrant to purchase 8% of all securities issued; and (iii) payment of legal expenses totaling $20,000. As an accommodation to the Company, TR Winston agreed to receive a convertible debenture and warrants to purchase an additional 81,800 common shares in lieu of $163,600 of its cash fee.

On October 16, 2008, we granted a total of 50,000 common stock warrants to a consultant for marketing services. The warrants have an exercise price of $2.00 per share and expire if unexercised on October 16, 2013. The warrants vested upon grant. We have recorded an expense of $17,238 during 2008 related to the fair value of the options, using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 2.9%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 111%; and (4) an expected life of the options of 2 years.

On October 16, 2008, we granted a total of 15,000 common stock options to a director as compensation for serving on a special committee. The options have an exercise price of $1.00 per share and expire if unexercised on October 16, 2018. The options vested upon grant. We have recorded an expense of $7,173 during 2008 related to the fair value of the options, using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 2.9%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 111%; and (4) an expected life of the options of 2 years.

On June 7, 2004, we granted a total of 750,000 common stock options to members of our Scientific Advisory Board. The options vested over a four year period on December 31 of each year. On May 15, 2007 our board approved a resolution to accelerate the vesting of the remaining 187,500 unvested options. At that time, all of the options were exercised and we received proceeds of $1,200. We have recorded compensation expense of $24,082 for the nine months ended September 30, 2007 related to the fair value of the options that vested during that period, using the Black-Scholes method based on the following assumption ranges:  (1) risk free interest rate of 3% - 4.9%; (2) dividend yield of 0%; (3) estimated volatility factor of the expected market price of our common stock of 89%; and (4) an expected life of the options of .5 - 3 years.

NOTE 2 - CAPITAL STOCK AND STOCKHOLDER’S EQUITY (cont’d)

On November 10, 2006, we granted a total of 150,000 common stock options to employees and advisors. The options vested upon grant. All of these options were exercised during 2007 and we received proceeds of $1,500.

During 2007, we issued an aggregate of 735,000 shares of common stock, valued at $367,500, as compensation for consulting and financial and legal advisory services.

During November 2007, we sold an aggregate of 1,300,000 common shares in a private placement at $0.50 per share, for proceeds of $650,000.

NOTE 3 -CONVERTIBLE NOTES PAYABLE

We have executed five convertible notes with our president and chief executive officer pursuant to which we have borrowed an aggregate of $155,000. The notes bear an interest rate of 4.2% and mature at various dates through December 6, 2011. Interest accrued through February 29, 2008 was $15,859. On March 7, 2008 we issued 31,718 shares of common stock as payment of this amount. Accrued interest at December 31, 2008 was $5,399. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

As an accommodation to the Company, TR Winston & Company, LLC, our placement agent, agreed to receive a convertible debenture in the principal amount of $163,600 plus warrants to purchase an additional 81,800 common shares in lieu of $163,600 of its cash fee. The convertible debenture accrues interest at 5% per annum and has a maturity date of July 14, 2010 (extended from July 14, 2009 – see Note 7, Subsequent Events). It is convertible into the shares of the Company’s common stock, at the sole discretion of the holder, at $1.00 per share subject to certain anti-dilution adjustments.

In accordance with Emerging Issues Task Force (“EITF”) No.00-27, “ Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain Convertible Instruments ”, a portion of the proceeds were allocated to the warrants based on their relative fair value, which totaled $20,675 using the Black Scholes option pricing model. This amount has been recorded as a debt discount and will be amortized over the term of the debenture. We determined that there was no beneficial conversion feature attributable to the convertible debenture since the effective conversion price was greater than the value of our common shares on the date of issuance. The assumptions used in the Black Scholes model are as follows:  (1) dividend yield of 0%; (2) expected volatility of 100%, (3) risk-free interest rate of 2.9%, and (4) expected life of 2 year.

Principal amounts of the notes mature as follows:

Years ended December 31,
2009	$50,000
2010	198,600
2011	70,000
$318,600

NOTE 4 – INTELLECTUAL PROPERTY

We have acquired know-how, pre-clinical data, development data and related patent portfolios for a series of technologies that relate to targeted, potentially curative treatments for a variety of human cancers. We currently own 5 issued patents and 3 patent applications pending worldwide. The previous owner of the intellectual property, John Hopkins University, agreed to assign the patents underlying the technology to our co-founders (the “Assignee Co-Founders”) in return for their assumption of future patent fees and costs, and patent attorney fees and costs, associated with all of the assigned technology. In exchange for us continuing to pay for these future costs, the Assignee Co-Founders entered into world-wide, exclusive option agreements with us. In April 2008, upon the reimbursement of approximately $122,778 in previously-paid patent costs, fees and expenses to John Hopkins University, the Assignee Co-Founders assigned to GenSpera all right, title, and interest in and to the intellectual property, and GenSpera subsequently recorded  these assignments in the United States Patent & Trademark Office. By virtue of the April 2008 assignments, GenSpera has no further financial obligations to the Assignee Co-Founders or to John Hopkins University with regard to the assigned intellectual property. These reimbursement costs were required to be paid by the Assignee Co-Founders to Johns Hopkins University. As part of our agreements with the Assignee Co-Founders, we have provided these reimbursement costs directly to the Assignee Co-Founders specifically for reimbursement to Johns Hopkins University. Because these payments have been made by us to the

NOTE 4 – INTELLECTUAL PROPERTY (cont’d)

Assignee Co-Founders, this may trigger a taxable event such that the Assignee Co-Founders may be required to pay Federal and state taxes (if any) based upon our payment of the reimbursement costs to the Assignee Co-Founders. Therefore, as part of our agreements with the Assignee Co-Founders, we have further provided additional funds to cover applicable Federal and state taxes (if any) associated with the reimbursement payments. Under our agreement with the Assignee Co-Founders, we will not be required to make any other future payments, including fees, milestone or royalty fees, to either Johns Hopkins University or the Assignee Co-Founders.

On March 10, 2008, we paid an aggregate of $184,167 to acquire the 5 issued patents and 3 patent applications pending worldwide described above. Amortization expense recorded during the period ended December 31, 2008 was $11,511.

Amortization expense for each on the next five fiscal years is estimated to be $15,348 per year.

NOTE 5- STOCK OPTIONS AND WARRANTS

GenSpera 2007 Equity Compensation Plan

We have one equity incentive plan, our 2007 Equity Compensation Plan (“2007 Plan”). Our 2007 Plan is administered by a committee of non-employee directors who are appointed by our board of directors (“Committee”). The purpose of our 2007 Plan is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability.

Under our 2007 Plan, we may grant stock options and restricted stock to employees, directors and consultants. Our 2007 Plan authorizes the issuance of up to 1,500,000 shares of our common stock for the foregoing awards. The exercise price of Nonqualified Stock Options shall not be less than 85% of the fair market value per share on the date of grant. The exercise price per share for Incentive Stock Option grants must be no less than 100% of the fair market value per share on the date of grant. The exercise price per share for an incentive stock option grant to an employee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of GenSpera or any parent or subsidiary, must be no less than 110% of the fair market value per share on the date of grant.

Generally, the option exercise price may be paid in cash, by check, by cashless exercise, by net exercise or by tender or attestation of ownership of shares having a fair market value not less than the exercise price and that either (A) have been owned by the optionee for more than six months and not used for another exercise by tender or attestation, or (B) were not acquired, directly or indirectly, from us.

At the time an award is granted, the Committee must fix the period within which the award may be exercised and determine any conditions that must be satisfied before the award may be exercised. Notwithstanding, options shall vest over a period of not more than five years and at a rate of not less than 20% per year. The Committee may accelerate the exercisability of any or all outstanding options at any time for any reason. The maximum term of an option granted under our 2007 Plan is ten years.

Our 2007 Plan provides that in the event of our merger with or into another corporation, the sale of substantially all of our assets, or the sale or exchange of more than 50% of our voting stock, each outstanding award shall be assumed or an equivalent award substituted by the surviving, continuing, successor or purchasing corporation or a parent thereof. The Committee may also deem an award assumed if the award confers the right to the award-holder to receive, for each share of stock subject to an award immediately prior to the change in control, the consideration that a stockholder is entitled on the effective date of the change in control. Upon a change in control, all outstanding options shall automatically accelerate and become fully exercisable and all restrictions and conditions on all outstanding restricted stock grants shall immediately lapse.

The Committee may at any time amend, suspend or terminate our 2007 Plan. Notwithstanding the forgoing, the Committee shall not amend the Plan without shareholder approval if such approval is required by section 422 of the Internal Revenue Code or section 162(m) therein.

Transactions involving our stock options are summarized as follows:

	2008		2007
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	—	$—	900,000	$0.003
Granted during the period	675,000	0.51	—	—
Exercised during the period	—	—	(900,000)	0.003
Terminated during the period	(16,000)	0.50	—	—
Outstanding at end of the period	659,000	$0.51	—	$—
Exercisable at end of the period	424,000	$0.52	—	$—

The intrinsic value of options exercised during 2007 was approximately $114,000.

At December 31, 2008 employee options outstanding totaled 215,000 with a weighted average exercise price of $0.53. These options had an intrinsic value of $74,000 and a remaining contractual term of 9.3 years. Of these options, 165,000 are exercisable at December 31, 2008, with an intrinsic value of $55,500 and a remaining weighted average contractual term of 9.3 years. Compensation cost related to the unvested employee options not yet recognized is $12,036 at December 31, 2008. This amount will be recognized during 2009.

The weighted average remaining life of the options is 8.6 years.

Transactions involving our stock warrants are summarized as follows:
	2008		2007
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	—	$—	—	$—
Granted during the period	3,570,200	1.30	—	—
Exercised during the period	(1,000,000)	0.50	—	—
Terminated during the period	—	—	—	—
Outstanding at end of the period	2,570,200	$1.61	—	$—
Exercisable at end of the period	2,570,200	$1.61	—	$—

The weighted average remaining life of the warrants is 3.6 years.

NOTE 6 - INCOME TAXES

During the year ended December 31, 2007, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which supplements SFAS No. 109, "Accounting for Income Taxes," by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is "more-likely-than-not" to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely- than-not to be sustained based solely on its technical merits no benefits of the tax position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. With the adoption of FIN 48, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained. Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle.

SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

Net operating losses for tax purposes of approximately $3,171,000 at December 31, 2008 are available for carryover. The net operating losses will expire from 2013 through 2028. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover and our tax credits due to our limited operating history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by $1,089,000 and $31,000 during the years ended December 31, 2008 and 2007, respectively. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the years ended December 31, 2008 and 2007 follows.

Significant components of deferred tax assets and liabilities are as follows:

	2008	2007

Deferred tax assets:
Net operating loss carryforward	1,078,000	94,000
Tax credits	105,000	—
Valuation allowance	(1,183,000)	(94,000)

Net deferred tax assets	$-	$-

Statutory federal income tax rate	-34%	-34%
State income taxes, net of federal taxes	-0%	-7%
Non-deductible items	4%	30%
Tax credits	3%	—
Valuation allowance	27%	11%

Effective income tax rate	0%	0%

NOTE 7 – SUBSEQUENT EVENTS

On February 17, 2009, we entered into a modification with Dr. Dionne with regard to our 4% Convertible Promissory Note issued to Dionne in the amount of $35,000 (“Note”).  Pursuant to the modification, Dr. Dionne agreed to extend the maturity date of the Note from December 2, 2008 to December 2, 2009. As consideration for the modification, the Company issued Dr. Dionne a common stock purchase warrant entitling him to purchase 11,000 shares of our common stock at a per share purchase price of $1.50.  The warrant has a five year term. The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.

On February 17, 2009, we entered into a modification with TR Winston & Company, LLC (“TRW”) with regard to the Company’s 5% Convertible Debenture issued to TRW in the amount of $163,600.  Pursuant to the modification, TRW agreed to extend the maturity date of the debenture from July 14, 2009 to July 14, 2010.  As consideration for the modification, the we issued TRW a common stock purchase warrant entitling TRW to purchase 50,000 shares of our common stock at a per share purchase price of $1.50.  The warrant has a five year term. The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.

On February 19, 2009, we entered into a Securities Purchase Agreement with a number of accredited investors.  Pursuant to the terms of the Securities Purchase Agreement, we sold the investors units aggregating approximately $700,000 “Offering”.  The price per unit was $1.50.  Each unit consists of: (i) one share of the Company’s common stock; and (ii) one half Common Stock Purchase Warrant.  The Warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.00.  The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.

As a result of offering, the anti-dilution provisions in our warrants issued during the July and August 2008 financing were triggered.  These anti-dilution provisions resulted in the exercise price of these warrants being reduced from $2.00 from $1.50.  Additionally, we are obligated to issue holders of these warrants an additional 506,754 warrants, and we are obligated to file a registration statement for the common stock underlying such warrants pursuant to the registration rights agreement entered into in connection with the July and August 2008 financing.

GENSPERA INC.
(A Development Stage Company)
CONDENSED BALANCE SHEETS
	June 30,	December 31,
	2009	2008
Assets	(Unaudited)

Current assets:
Cash	$2,100,212	$534,290

Total current assets	2,100,212	534,290

Intangible assets, net of accumulated amortization of $19,184 and $11,511	164,983	172,657

Total assets	$2,265,195	$706,947

Liabilities and stockholders' (deficit) equity

Current liabilities:

Accounts payable and accrued expenses	$291,456	$238,817
Accrued interest - stockholder	8,593	5,399
Convertible note payable - stockholder, current portion	50,000	50,000

Total current liabilities	350,049	294,216

Convertible note payable, net of discount of $793 and $11,046	162,807	152,554
Convertible notes payable - stockholder, long term portion	105,000	105,000
Derivative liabilities	1,833,703	-

Total liabilities	2,451,559	551,770

Commitments and contingencies

Stockholders' (deficit) equity:

Preferred stock, par value $.0001 per share; 10,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, par value $.0001 per share; 80,000,000 shares authorized,
14,469,496 and 12,486,718 shares issued and outstanding	1,447	1,249
Additional paid-in capital	7,403,033	4,922,174
Deficit accumulated during the development stage	(7,590,844)	(4,768,246)

Total stockholders' (deficit) equity	(186,364)	155,177

Total liabilities and stockholders' (deficit) equity	$2,265,195	$706,947

See accompanying notes to unaudited condensed financial statements.

GENSPERA, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF LOSSES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO JUNE 30, 2009
(Unaudited)

					Cumulative Period
					from November 21, 2003
					(date of inception) to
	Three Months ended June 30,		Six Months ended June 30,		June 30,
	2009	2008	2009	2008	2009

Operating expenses:
General and administrative expenses	$231,255	$138,745	$430,972	$513,536	$1,720,514
Research and development	624,989	368,194	934,491	518,995	4,358,898

Total operating expenses	856,244	506,939	1,365,463	1,032,531	6,079,412

Loss from operations	(856,244)	(506,939)	(1,365,463)	(1,032,531)	(6,079,412)

Finance cost	(5,155)	-	(478,093)	-	(517,882)
Change in fair value of derivative liability	(110,326)		(683,111)		(973,567)
Interest income (expense), net	(2,867)	(1,605)	(5,475)	(3,211)	(19,983)

Loss before provision for income taxes	(974,592)	(508,544)	(2,532,142)	(1,035,742)	(7,590,844)

Provision for income taxes	-	-	-	-	-

Net loss	$(974,592)	$(508,544)	$(2,532,142)	$(1,035,742)	$(7,590,844)

Net loss per common share, basic and diluted	$(0.07)	$(0.05)	$(0.20)	$(0.11)

Weighted average shares outstanding	13,026,971	10,166,718	12,864,048	9,789,282

See accompanying notes to unaudited condensed financial statements.

GENSPERA, INC.
(A Development Stage Company)
CONDENSED STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY
FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO JUNE 30, 2009
(Unaudited)

				Deficit
			Additional	Accumulated During the
	Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, November 21, 2003	-	$-	$-	$-	$-

Sale of common stock to founders at $0.0001
per share in November, 2003	6,100,000	610	(510)	-	100

Contributed services	-	-	120,000	-	120,000

Net loss	-	-	-	(125,127)	(125,127)

Balance, December 31, 2003	6,100,000	610	119,490	(125,127)	(5,027)

Contributed services	-	-	192,000	-	192,000

Stock based compensation	-	-	24,102	-	24,102

Net loss	-	-	-	(253,621)	(253,621)

Balance, December 31, 2004	6,100,000	610	335,592	(378,748)	(42,546)

Contributed services	-	-	48,000	-	48,000

Stock based compensation	-	-	24,100	-	24,100

Net loss	-	-	-	(126,968)	(126,968)

Balance, December 31, 2005	6,100,000	610	407,692	(505,716)	(97,414)

Contributed services	-	-	144,000	-	144,000

Stock based compensation	-	-	42,162	-	42,162

Net loss	-	-	-	(245,070)	(245,070)

Balance, December 31, 2006	6,100,000	610	593,854	(750,786)	(156,322)

Shares sold for cash at $0.50 per share
in November, 2007	1,300,000	130	649,870	-	650,000

Shares issued for services	735,000	74	367,426	-	367,500

Contributed services	-	-	220,000	-	220,000

Stock based compensation	-	-	24,082	-	24,082

Exercise of options for cash at $0.003 per share
in March and June, 2007	900,000	90	2,610	-	2,700

Net loss	-	-	-	(691,199)	(691,199)

Balance, December 31, 2007	9,035,000	904	1,857,842	(1,441,985)	416,761

Exercise of options for cash at $0.50 per share
on March 7,2008	1,000,000	100	499,900	-	500,000

Sale of common stock and warrants at $1.00 per
share - July and August 2008	2,320,000	232	2,319,768	-	2,320,000

Cost of sale of common stock and warrants	-	-	(205,600)	-	(205,600)

Shares issued for accrued interest	31,718	3	15,856	-	15,859

Shares issued for services	100,000	10	49,990	-	50,000

Stock based compensation	-	-	313,743	-	313,743

Contributed services	-	-	50,000	-	50,000

Beneficial conversion feature of convertible debt	-	-	20,675	-	20,675

Net loss	-	-	-	(3,326,261)	(3,326,261)

Balance, December 31, 2008	12,486,718	1,249	4,922,174	(4,768,246)	155,177

Cumulative effect of change in accounting principle	-	-	(444,161)	(290,456)	(734,617)

Warrants issued for extension of debt maturities	-	-	51,864	-	51,864

Stock based compensation	-	-	59,633	-	59,633

Common stock issued for services	61,875	7	74,862	-	74,869

Sale of common stock and warrants at $1.50 per
share - February 2009	466,674	46	699,939	-	699,985

Sale of common stock and warrants at $1.50 per
share - April 2009	33,334	3	49,997	-	50,000

Sale of common stock and warrants at $1.50 per
share - June 2009	1,420,895	142	1,988,725	-	1,988,867

Net loss	-	-	-	(2,532,142)	(2,532,142)

Balance, June 30, 2009	14,469,496	$1,447	$7,403,033	$(7,590,844)	$(186,364)

See accompanying notes to unaudited condensed financial statements.

GENSPERA, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008
AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO JUNE 30, 2009
(Unaudited)

			Cumulative Period
			from November 21, 2003
			(date of inception) to
	Six months ended June 30,		June 30,
	2009	2008	2009

Cash flows from operating activities:
Net loss	$(2,532,142)	$(1,035,742)	$(7,590,844)
Adjustments to reconcile net loss to net
cash used in operating activities:
Amortization	7,674	3,837	19,185
Stock based compensation	134,501	295,748	980,190
Warrants issued for financing costs	467,840	-	467,840
Change in fair value of derivative liability	683,111	-	973,567
Contributed services	-	50,000	774,000
Amortization of debt discount	10,253	-	19,882
Increase in accounts payable and accrued expenses	55,833	31,671	315,908

Cash used in operating activities	(1,172,930)	(654,486)	(4,040,272)

Cash flows from investing activities:
Acquisition of intangibles	-	(184,168)	(184,168)

Cash used in investing activities	-	(184,168)	(184,168)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	2,738,852	500,000	6,169,652
Proceeds from convertible notes - stockholder	-	-	155,000

Cash provided by financing activities	2,738,852	500,000	6,324,652

Net increase (decrease) in cash	1,565,922	(338,654)	2,100,212
Cash, beginning of period	534,290	590,435	-
Cash, end of period	$2,100,212	$251,781	$2,100,212

Supplemental cash flow information:
Cash paid for interest	$79	$-
Cash paid for income taxes	$-	$-

Non-cash financial activities:
Accrued interest paid with common stock	$-	$15,859

See accompanying notes to unaudited condensed financial statements.

GENSPERA, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2009 AND 2008
(Unaudited)

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

GenSpera Inc. (“we”, “us”,“our company “, “our”,   “GenSpera” or the “Company” ) was formed under the laws of the State of Delaware in 2003. We are a development stage company, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7. GenSpera, Inc. is a pharmaceutical company focused on the development of targeted cancer therapeutics for the treatment of cancerous tumors, including breast, prostate, bladder and kidney cancer. Our operations are based in San Antonio, Texas.

To date, we have generated no sales revenues, have incurred significant expenses and have sustained losses. Consequently, our operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception on November 21, 2003 through June 30, 2009, we have accumulated losses of $7,590,844.

The accompanying unaudited condensed financial statements as of June 30, 2009 and for the three and six month periods ended June 30, 2009 and 2008 and from date of inception as a development stage enterprise (November 21, 2003) to June 30, 2009 have been prepared by GenSpera pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-Q and Regulation S-X. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The company believes that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and explanatory notes for the year ended December 31, 2008 as disclosed in the company's 10-K for that year as filed with the SEC, as it may be amended.

The results of the six months ended June 30, 2009 are not necessarily indicative of the results to be expected for the pending full year ending December 31, 2009.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (cont’d)

Research and Development

Research and development costs include expenses incurred by the Company for research and development of therapeutic agents for the treatment of cancer and are charged to operations as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, and compensation and consulting costs.

GenSpera incurred research and development expenses of $624,989 and $368,194 for the three months ended June 30, 2009 and 2008, respectively, and $934,491 and $518,995 for the six months ended June 30, 2009 and 2008, respectively, and $4,358,898 from November 21, 2003 (inception) through June 30, 2009.

Loss Per Share

We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. There were 5,248,197 common share equivalents at June 30, 2009 and 1,958,306 at June 30, 2008. For the three and six month periods ended June 30, 2009 and 2008, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Fair value of financial instruments

In April 2009, we adopted FASB Staff Position (“FSP”) No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”) for its interim period ended June 30, 2009. FSP FAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments as defined by SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (“SFAS 107”), for interim reporting periods of publicly traded companies as well as in annual financial statements.

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of long term convertible notes is based on management estimates and reasonably approximates their book value after comparison to obligations with similar interest rates and maturities. The fair value of the Company’s derivative instruments is determined using option pricing models.

Fair value measurements

Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This standard establishes a framework for measuring fair value and expands disclosure about fair value measurements. The Company did not elect fair value accounting for any assets and liabilities allowed by SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. Effective January 1, 2009, the Company adopted the provisions of SFAS No. 157 that relate to non-financial assets and liabilities that are not required or permitted to be recognized or disclosed at fair value on a recurring basis. Effective April 1, 2009, the Company adopted FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, when the volume and level of activity for the asset or liability have significantly decreased. The adoptions of the provisions of SFAS No. 157 that relate to non-financial assets and liabilities and FSP FAS 157-4 did not have a material impact on our financial position or results of operations.

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (cont’d)

SFAS No. 157 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 describes the following three levels of inputs that may be used:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3: Unobservable inputs when there is little or no market data available, thereby requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The table below summarizes the fair values of our financial liabilities as of June 30, 2009:

	Fair Value at	Fair Value Measurement Using
	June 30, 2009	Level 1	Level 2	Level 3

Warrant derivative liability	$1,833,703	—	—	$1,833,703

	$1,833,703	$—	$—	$1,833,703

The following is a description of the valuation methodologies used for these items:

Warrant derivative liability — these instruments consist of certain of our warrants with anti-dilution provisions. These instruments were valued using pricing models which incorporate the Company’s stock price, volatility, U.S. risk free rate, dividend rate and estimated life.

Change in Accounting Principle

In June 2008, the FASB issued Emerging Issues Task Force No. 07-5 (EITF 07-5), Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. EITF 07-5 requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. Instruments not indexed to their own stock fail to meet the scope exception of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities , paragraph 11(a), and should be classified as a liability and marked-to-market. The statement is effective for fiscal years beginning after December 15, 2008 and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings. The Company has assessed its outstanding equity-linked financial instruments and has concluded that effective January 1, 2009, warrants issued during 2008 with a fair value of $734,617 on January 1, 2009 will need to be reclassified from equity to a liability. The cumulative effect of the change in accounting principle on January 1, 2009 is an increase in our derivative liability related to the fair value of the warrants of $734,617, a decrease in additional paid-in capital of $444,161, based on the fair value of the warrants at date of issue, and a $290,456 increase to the deficit accumulated during development stage to reflect the change in fair value of the derivative liability from date of issue to January 1, 2009.

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (cont’d)

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (SFAS 160). SFAS 160 requires that non-controlling (or minority) interests in subsidiaries be reported in the equity section of the company’s balance sheet, rather than in a mezzanine section of the balance sheet between liabilities and equity. SFAS 160 also changes the manner in which the net income of the subsidiary is reported and disclosed in the controlling company’s income statement. SFAS 160 also establishes guidelines for accounting or changes in ownership percentages and for deconsolidation. SFAS 160 is effective for financial statements for fiscal years beginning on or after December 15, 2008 and interim periods within those years. The adoption of SFAS 160 did not have a material impact on our financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of SFAS 161 did not have a material impact on our financial position, results of operations or cash flows.

 Effective January 1, 2009, the Company adopted the Financial Accounting Standards Board's Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”  The FSP required that all unvested share-based payment awards that contain nonforfeitable rights to dividends should be included in the basic Earnings Per Share (EPS) calculation.  This standard did not affect the financial position or results of operations.

In April 2009, the FASB issued FSP FAS No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS No. 115-2”). FSP FAS No. 115-2 provides guidance in determining whether impairments in debt securities are other than temporary, and modifies the presentation and disclosures surrounding such instruments. This FSP is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The adoption of this standard during the second quarter of 2009 had no impact on the Company’s financial position or results of operations.

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS No. 157-4”). FSP FAS No. 157-4 provides additional guidance in determining whether the market for a financial asset is not active and a transaction is not distressed for fair value measurement purposes as defined in SFAS No. 157, “Fair Value Measurements.” FSP FAS No. 157-4 is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The adoption of this standard during the second quarter of 2009 had no impact on the Company’s financial position or results of operations.

In April 2009, the FASB issued FSP FAS No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS No. 107-1 and APB 28-1”). This FSP amends FASB Statement No. 107, “Disclosures about Fair Values of Financial Instruments,” to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. APB 28-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in all interim financial statements. This standard is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The adoption of this standard during the second quarter of 2009 had no impact on the Company’s financial position or results of operations.

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (cont’d)

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 will be effective for interim and annual financial periods ending after June 15, 2009. The Company adopted SFAS No. 165 during the three months ended June 30, 2009 and evaluated subsequent events through the issuance date of the financial statements. SFAS No. 165 had no impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers and Servicing of Financial Assets – an amendment of SFAS Statement No. 140” (“SFAS No. 166”). SFAS No. 166 will require more information about transferred of financial assets and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 will change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. Under SFAS No. 167, determining whether a company is required to consolidate an entity will be based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. SFAS 167 is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principals – a replacement of FAS No.162” (“SFAS No. 168”). This statement establishes the Codification as the source of authoritative U.S. accounting and reporting standards recognized by the FASB for use in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification was the result of a project of FASB to organize and simplify all authoritative GAAP literature into one source. This statement is effective for interim reporting and annual periods ending after September 15, 2009. Accordingly, the Company will adopt SFAS No. 168 during the quarter ended September 30, 2009. The Company does not anticipate this statement to have a material impact on its consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial statements.

10,965,791
 Shares of Common Stock

Prospectus

October 27, 2009